Exhibit 10.1
*Text Omitted and Filed Separately with the Securities and Exchange Commission
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

SCALE-UP AND COMMERCIAL SUPPLY AGREEMENT
BY AND AMONG
3M COMPANY AND 3M INNOVATIVE PROPERTIES COMPANY
AND
RADIUS HEALTH, INC.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCALE-UP AND COMMERCIAL SUPPLY AGREEMENT
THIS SCALE-UP AND COMMERCIAL SUPPLY AGREEMENT (this “Agreement”), effective as of February 27, 2018 (“Effective Date”) is by and among 3M COMPANY, a Delaware company, acting through its Drug Delivery Systems Division, having a principal place of business at 3M Center, St. Paul, Minnesota 55144 (“3M COMPANY”) and 3M INNOVATIVE PROPERTIES COMPANY, a Delaware Company, having a principal place of business at 3M Center, St. Paul Minnesota 55144 (“3M IPC”), (3M COMPANY and 3M IPC collectively “3M”), on the one hand, and Radius Health, Inc., a Delaware company having a principal place of business at 950 Winter Street, Waltham MA 02451 (“RADIUS”), on the other hand. 3M and RADIUS shall be referred to individually as a “Party” and collectively as “Parties” in this Agreement.
WHEREAS, 3M, through its Drug Delivery Systems Division, has experience, expertise and rights in technology relating to formulating, developing and manufacturing transdermal drug delivery systems, including its proprietary solid microstructured transdermal technology;
WHEREAS, RADIUS has experience and expertise in the research, development and commercialization of pharmaceutical products, including its proprietary compound abaloparatide;
WHEREAS, the Parties are currently conducting work to develop and commercialize Product (defined below) and Applicator (defined below) under a Development Agreement (defined below), and now wish to enter into this Agreement for manufacturing scale-up, Phase III Study (defined below) clinical supplies, and commercial supply of such Product and Applicator;
WHEREAS, 3M is willing to scale-up and manufacture Phase III Study clinical supplies and commercial supply of Product and Applicator subject to the terms of this Agreement; and
WHEREAS, 3M plans to use CMOs (defined below) for the manufacture of Product and Applicator and, at this time, 3M plans to use Patheon as the Product CMO and Freudenberg Medical as the Applicator CMO.
NOW, THEREFORE, in consideration of the foregoing premises, which are made a part of this Agreement, and the mutual promises, undertakings, terms, conditions and covenants set forth in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

1.1
“3M Arising IP” means all Inventions and Intellectual Property Rights, regardless of the identity of the Inventor or Inventors, that arise from activities under this Agreement or the Development Agreement and are (A) directed to transdermal, intradermal, or microneedle delivery technology, including, without limitation, microneedle devices, patches, Patch, components, arrays, applicators, Applicator, manufacturing, coatings, formulations useful with any of the foregoing, packaging for any of the foregoing, or methods of making or using any of the foregoing, or (B) improvements of 3M Background IP, but in each case ((A)-(B)), excluding (i) 3M Background IP, (ii) RADIUS Background IP, (iii) RADIUS Arising IP, or (iv) Joint Arising IP.

1.2
“3M Background IP” means all Intellectual Property Rights owned or Controlled by 3M or its Affiliates (A) as of the Effective Date or (B) during the Term that arise outside of the activities conducted under this Agreement or the Development Agreement.

1.3
“Affiliate” means any company, firm or other entity that, now or in the future: (A) controls or comes to control, or (B) is or becomes under common control with or controlled by the relevant entity by ownership, direct or indirect, provided that (C) such company, firm, or other entity is only an Affiliate for as long as (A) or (B) applies. For purposes of this definition “control” shall mean the ownership of at least fifty percent (50%) of the shares of voting share capital of an entity or any other comparable equity or ownership interest. For the purpose of this Agreement, the terms “3M” and “RADIUS” shall include each Affiliate of the respective Party.

1.4	“Annual Net Sales” means Net Sales recorded in a given Calendar Year.

1.5
“Applicable Law” means all local, state, national, and international statutes, rulings, regulations, ordinances, and governmental directives, including, without limitation, those pertaining to regulation of drugs (e.g., FDCA), anti-bribery (e.g., U.S. Foreign Corrupt Practices Act, U.K. Bribery Act), money laundering, competition, regulation of trade, the environment, transportation, safety, health, and employment that apply to each Party, either Party’s business, and the Product, Applicator and/or services to which this Agreement relate.

1.6	“Applicator” means 3M’s proprietary device that is used for the application of the Product for patient use.

1.7
“Batch Documentation” means a complete copy of the approved executed Batch Record, master Batch Record, release testing results, Certificate of Analysis for Product or Applicator, as applicable, and Certificate of Compliance for Product and Applicator, as applicable.

1.8
“Batch Record” means a manufacturing record for a single cycle of Manufacture generated by 3M and/or the CMO concurrently with the production of a specific batch such that successive steps in such processes are documented.

1.9	“Business Day” means a day other than (a) a Saturday or a Sunday or (b) a bank or other public holiday in St. Paul, Minnesota or Boston, Massachusetts.

1.10	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.11
“Certificate of Analysis” means a document that is signed by 3M’s and/or the CMO’s authorized quality representative describing Specifications for, test methods applied to, and a certification of cGMP compliance for a batch of Product or Applicator, as applicable, and the results of testing.

1.12
“Certificate of Compliance” means a document that is signed by 3M’s and/or the CMO authorized quality representative certifying that a particular batch of Product or Applicator, as applicable, was Manufactured in accordance with cGMP (if applicable), all other Applicable Law, and the Specifications.

1.13
“cGMP” means current good manufacturing practices, including the regulations promulgated by the FDA under the FDCA, 21 C.F.R. Part 210 et seq., as amended from time to time, applicable guidance documents issued by the FDA, EC Directive 2003/94/EC and EMA guidance documents, applicable documents developed by the International Conference on Harmonization (ICH) to the extent that they are applicable to Product or Applicator, as applicable, and the Parties hereunder, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials under Applicable Laws.

1.14	“CMC” means Chemistry, Manufacture and Controls.

1.15
“CMOs” means the third-party contract manufacturer that will conduct the [*] and packaging operations for Product (“Product CMO”) and the third-party contract manufacturer that will manufacture the Applicator (“Applicator CMO”), as applicable. “CMO” means either the Product CMO or Applicator CMO, as applicable.

1.16	“Commercialize” or “Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale, selling, importing and exporting the Product or Applicator.

1.17
“Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources typically used by such Party to perform the obligation at issue, which efforts will not be less than those efforts made with respect to other products at a similar stage of development or in a similar stage of product life, with similar developmental risk profiles, of similar market and commercial potential, taking into account the proprietary position of the products, the regulatory structure involved, Regulatory Authority-approved labeling, product profile, the profitability of the applicable products, issues of safety and efficacy, the likely timing of the product’s entry into the market, the likelihood of receiving Regulatory Approval, and other relevant scientific, technical and commercial factors.

1.18	“Compound” means abaloparatide drug substance.

1.19	“Confidential Information” means all technical and business information, including but not limited to Regulatory Filings, know-how, formulations, components, specifications,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

manufacturing and testing information, clinical data, Compound, Product, Patch, the Applicator, business plans, marketing plans, financial information, pricing information and studies, unpublished patent information, and relevant clinical and regulatory programs, disclosed by one Party to the other under this Agreement (or as previously provided under confidentiality obligations in any previous agreements between the Parties pertaining to Product, such prior confidentiality agreements between the Parties to remain fully in effect) or produced during performance of the work hereunder, stamped “Confidential” and all unlabeled information which by its nature is normally and reasonably considered confidential which either Party provides to the other hereunder.

1.20
“Control” or “Controlled” means, with respect to any Intellectual Property Rights that a specified Party (or both Parties, as the case may be) or its Affiliates has the right to make the assignments or to grant the licenses, sublicenses or other rights to such Intellectual Property Rights as provided for in this Agreement, in each case without violating the terms of any agreement with any Third Party in existence as of the time such Party would be required to grant such license, sublicense or other right.

1.21
“Cost of Goods Sold” means 3M’s actual costs for overhead, labor, raw material, and/or component costs directly related to the Manufacture of Product or Applicator, as applicable, calculated in accordance with 3M’s internal accounting policies and principles, and the cost of services supplied to 3M by Third Parties which are directly related to the Manufacture of Product or Applicator, as applicable. Overhead costs are to be allocated to production using an appropriate key, such as space occupied, headcount, or another activity-based method, in a manner consistent with 3M’s internal accounting policies and principles. Allocable overhead shall not include any [*]. 3M’s Cost of Goods Sold shall be determined and allocated to the Product or Applicator, as applicable, in accordance with GAAP, consistently applied.

1.22
“Develop” and “Development” means any and all clinical drug development activities conducted before or after obtaining Regulatory Approval that are reasonably related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Regulatory Approval, including all activities related to pharmacokinetic profiling, design and conduct of clinical studies, regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith).

1.23	“Development Agreement” means the Development and Clinical Supplies Agreement dated June 19, 2009, including any duly executed amendment or extensions thereto.

1.24
“DMF” means any drug master file filed with the FDA, and any equivalent filing in other countries or regulatory jurisdictions, or any other comparable mechanism for achieving the purposes of a DMF in any jurisdiction where there is no DMF-equivalent.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.25	“FDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§301 et seq., as amended from time to time.

1.26	“Ex-U.S. Territory” means all countries in the world excluding the U.S.

1.27
“First Commercial Sale” means, with respect to a country, the first sale of Product to a Third Party by or on behalf of RADIUS or its Affiliates or (sub)licensees within such country, after all Regulatory Approvals and any pricing or reimbursement approvals, if necessary, have been obtained in such country.

1.28	“GAAP” means generally accepted accounting principles in the U.S., consistently applied throughout the specified period.

1.29	“[*]” means, with respect to Product or Applicator, as applicable, the sum of the supply prices for Product or Applicator, as applicable, paid in a given period (collectively, “3M Sales”) [*].

1.30
“Intellectual Property Rights” means all Patents, copyrights, trade secrets, Know-How, design rights, database rights, domain name rights and any other intellectual property rights (registered or unregistered) throughout the world.

1.31
“Invention” means any invention, discovery, development, art, machine, manufacture, process, design, composition of matter, method of use, method of manufacture, or any new and useful improvement, modification or enhancement thereof, whether or not patentable or copyrightable, together with all associated Intellectual Property Rights.

1.32	“Inventor” or “Inventors” mean the inventor, inventors, author or authors, under the applicable laws of the United States, of Inventions.

1.33
“Joint Arising IP” means all Inventions and Intellectual Property Rights, regardless of the identity of the Inventor or Inventors, that (A) is directed to the combination of (i) the Compound and (ii) transdermal, intradermal, or microneedle delivery technology, including without limitation microneedle devices, patches, Patch, components, arrays, applicators, Applicator, manufacturing, coatings, formulations useful with any of the foregoing, packaging for any of the foregoing, and methods of making or using any of the foregoing, or (B) arise from activities under this Agreement or the Development Agreement and having both 3M and RADIUS Inventors, in each case ((A)-(B)), excluding (a) 3M Background IP, (b) RADIUS Background IP, (c) RADIUS Arising IP, and (d) 3M Arising IP. By way of example only, Joint Arising IP include Inventions directed to (1) the combination of the Compound and the Patch, (2) a method of using a formulated Patch containing the Compound, and (3) a method of using a coated Patch with the Compound.

1.34	“Know-How” means all proprietary technical information, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

synthesis, compound library designs, methods, protocols, expertise and other technology applicable to formulations, compositions or products, or to their Manufacture, development, registration, use or marketing, or to methods of assaying or testing them or processes for their Manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, Manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise that, in each case, is not in the public domain.

1.35
“Latent Defect” means a defect caused by an act or omission of 3M or a CMO that causes a Product or Applicator to fail to conform to the warranty provided by 3M in Section 13.2, which is not discoverable upon physical inspection using Commercially Reasonable Efforts at the time of receipt by RADIUS or its Affiliates or (sub)licensees, but is discovered at a later time.

1.36
“Lot” means the total units of Product or Applicator Manufactured by or on behalf of 3M constituting the output from a particular formulation batch, or other total number of units of Product or Applicator, as established by confirmation of the manufacturing process. The Lot is currently estimated to be [*] units for Product. The Lot is currently estimated to be [*] units for Applicator.

1.37
“MAF” means any device master file filed with the FDA, and any equivalent filing in other countries or regulatory jurisdictions, or any other comparable mechanism for achieving the purposes of an MAF in any jurisdiction where there is no MAF-equivalent.

1.38
“Manufacture” means, with respect to the Product or Applicator or component thereof, those manufacturing-related activities that support the research, development, seeking and obtaining of Regulatory Approvals, and commercialization of such Product or Applicator, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities and CMC activities, and including, in the case of commercial supply of such Product or Applicator, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Product or Applicator. “Manufacturing” has a correlative meaning.

1.39	“Marketing Authorization Application” or “MAA” means any application for Regulatory Approval in a country, territory or possession.

1.40
“Net Sales” with respect to Product following its Regulatory Approval, the gross amounts invoiced for sales of such Product by RADIUS, its Affiliates or (sub)licensee(s) (the “Selling Party”) to Third Parties in an arms’ length transaction, less to the extent specifically and solely allocated to the sale of such Product and actually taken, paid, accrued, allowed, included, or allocated based on good faith estimate consistent with

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RADIUS’ or its Affiliates’ or (sub)licensees’ practice, in the gross sales prices with respect to such sales (and consistently applied as set forth below):

A.
non-recoverable sales taxes, excise taxes, use taxes, VAT and duties paid by the Selling Party in relation to Product and any other equivalent governmental charges imposed upon the importation, use or sale of Product;

B.	reasonable credits and allowances (actually allowed or paid) for defective or returned Product, including allowances for spoiled, damaged, outdated, rejected, or returned Product;

C.
governmental and other rebates, refunds, and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, in each case with respect to such Product;

D.
reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of a Selling Party), group purchasing organizations, third party payors, other contractees and managed care entities, in each case with respect to such Product;

E.	bad debt, freight or other transportation charges, insurance charges, additional special packaging charges;

F.	retroactive price reductions actually granted to the Third Party applicable to sales of such Product;

G.	trade, cash, prompt payment and/or quantity discounts, actually allowed and taken directly by the Third Party, and mandated discounts; and

H.	any other Net Sales reductions that are in accordance with GAAP, as consistently applied by RADIUS.
For the further avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (A) – (H) above, such item may not be deducted more than once.
Net Sales by RADIUS shall be determined from books and records maintained in accordance with GAAP, consistently applied.
Sales of Product between or among more than one Selling Party shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Selling Party is an end user. For the avoidance of doubt, sales of a Product for use in conducting clinical trials of such Product in a country in order to obtain the Regulatory Approval of such Product in such country shall be excluded from the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

computation of Net Sales for all purposes and no payments shall be payable on such sales. Also, notwithstanding anything to the contrary above, sales of a Product for any compassionate use or named patient sales or sample Product provided free of charge to physicians in the course of promoting Product, shall be excluded from the computation of Net Sales and no payments shall be payable on such sales or sampling activities.

1.41	“Patch” means 3M’s proprietary microstructured solid transdermal system patch.

1.42
“Patent” means (A) any patent application of any kind, including any provisional patent application, utility patent application, and design patent application; (B) any patent application claiming priority from such patent application or provisional application, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application; (C) any patent that has issued or in the future issues from any of the foregoing patent applications ((A) and (B)), including any utility model, petty patent, design patent and certificate of invention; (D) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((A), (B) and (C)); and (E) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.43	“Phase I Study” means a human clinical study in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its foreign equivalents.

1.44	“Phase II Study” means a human clinical study in any country that would satisfy the requirements of 21 C.F.R. § 312.21(b) or its foreign equivalents.

1.45	“Phase III Study” means a human clinical study in any country that would satisfy the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalents.

1.46	“Product” means the Compound-coated Patch developed under the Development Agreement and/or this Agreement.

1.47	“PTH” means synthetic, natural or recombinant parathyroid hormone and/or any of its active fragments, analogues, derivatives and/or other variants.

1.48	“PTH Related Protein” means synthetic, natural or recombinant parathyroid hormone-related protein and/or any of its active fragments, analogues, derivatives and/or other variants.

1.49
“Quality Agreement” means one or more agreement(s) among the Parties and a CMO for the Product or Applicator, that details specific quality and regulatory activities and the level of responsibility agreed to among the applicable parties to such agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.50
“RADIUS Arising IP” means all Inventions and Intellectual Property Rights, regardless of the identity of the Inventor or Inventors, that arise from activities under this Agreement or the Development Agreement and that are (A) directed to the Compound, including composition of matter, (but, for clarity, excluding any formulations specifically including Compound that are useful with transdermal, intradermal, or microneedle delivery technology, including, without limitation, microneedle devices, patches, Patch, components, arrays, applicators, Applicator, manufacturing, and coatings—which formulations constitute Joint Arising IP), methods of making the Compound or method of using the Compound or (B) an improvement of RADIUS Background IP, but in each case ((A)-(B)), excluding (i) RADIUS Background IP, (ii) 3M Background IP, (iii) 3M Arising IP, or (iv) Joint Arising IP.

1.51
“RADIUS Background IP” means all Intellectual Property Rights owned or Controlled by RADIUS or its Affiliates (A) as of the Effective Date or (B) during the Term that arises outside of the activities conducted under this Agreement or the Development Agreement.

1.52
“Regulatory Approval” means any approvals, permits, product and/or establishment licenses, registrations or authorizations, including approvals pursuant the Regulatory Filings of any Regulatory Authorities that are necessary or advisable in connection with the development, Manufacture, testing, use, storage, transport, promotion, marketing, distribution or sale of Product or Applicator in the Territory.

1.53
“Regulatory Authority” means the U.S. Food and Drug Administration (“FDA”) or any other agency having the authority to approve and/or control the right to Manufacture, import, conduct clinical testing, market or sell Product or Applicator in the Territory.

1.54
“Regulatory Filing” means any submission made to a Regulatory Authority to seek regulatory approval with respect to a Product or Applicator, any submission to a regulatory advisory board with respect to the Product or Applicator, any New Drug Application (“NDA”), and any supplement or amendment to any of the foregoing, and any applications for pricing or reimbursement approvals for the Product or Applicator. For the avoidance of doubt, Regulatory Filing does not include 3M’s DMFs or MAFs.

1.55	“Rolling Estimates” means RADIUS’ monthly rolling forecast for Product or Applicator showing the estimated requirements for Product or Applicator for the succeeding [*] months.

1.56
“Scale-up Workplan” means the reasonably detailed definition of the work to be performed, timeline, assumptions and deliverables, and budget in connection with the scale-up of Phase III Study clinical supply and commercial supply Manufacturing. The Scale-up Workplan is attached as Exhibit A.

1.57	“Specification(s)” means, on a country-by-country basis, the written procedures, requirements, standards, quality control testing and other data as set forth in the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable Regulatory Approval, along with any valid amendments or modifications thereto, and any other written specifications mutually agreed upon by the Parties.

1.58
“Supply Failure” means, with respect to the Product or Applicator, 3M’s failure to timely deliver to RADIUS in accordance with Purchase Orders received in compliance with Section 9, for the Firm Commitment for such Product or Applicator, as applicable, either (A) at least [*] of the quantity of such Product or Applicator, as applicable, ordered for more than [*]; or (B) at least [*] of the quantity of such Product or Applicator, as applicable, ordered for more than [*], in each event if such failure is due to 3M or CMO for any reason.

1.59	“Territory” means all of the countries and territories in the world.

1.60
“Test Methods” means those tests described in the Regulatory Approvals or Specifications. All Test Methods and any changes thereto agreed to by the Parties from time to time shall be approved by both Parties and reduced to writing, signed and dated to be effective.

1.61	“Third Party” means any person or entity other than a Party or their respective Affiliates.

1.62	“United States” or “U.S.” means the United States of America and its districts, territories and possessions.

1.63	The remaining capitalized terms used in this Agreement shall have the meanings set forth in the following Sections of this Agreement:

Term	Section Reference
“3M”	Preamble
“3M COMPANY”	Preamble
“3M Facility”	5.1
“3M IPC”	Preamble
“3M Sales”	1.29
“AEs”	4.4D
“Agreement”	Preamble
“Alliance Manager”	3.1
“Applicator CMO”	1.15
“Bankruptcy Code”	6.3
“CMO”	1.15
“CMO Startup Fees”	5.1
“Competitive Infringement”	12.4E
“Development Agreement”	1.23
“DQSA”	4.4F
“Effective Date”	Preamble

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Term	Section Reference
“Expected Capacity”	5.2
“FDA”	1.53
“Firm Commitment”	9.1
“Force Majeure Event”	17.1
“Initial Term”	6.1
“JMC” or “Joint Manufacturing Committee”	3.3A
“JSC” or “Joint Steering Committee”	3.2A
“Launch Period”	4.3
“NDA”	1.54
“Party” and “Parties”	Preamble
“Patent Claim”	12.5A
“Product CMO”	1.15
“Purchase Order”	9.2
“RADIUS”	Preamble
“Recall Expenses”	4.4E(ii)
“Reimbursable Costs”	5.3
“Representatives”	11.2
“Selling Party”	1.40
“Technology Transfer”	6.8A
“Technology Transfer Team”	6.8C
“Term”	6.1

2.	SCALE-UP WORKPLAN

2.1
The Parties acknowledge that an additional workplan beyond that being conducted under the Development Agreement is required to scale-up Manufacturing capability. 3M and RADIUS agree to develop and execute the Scale-up Workplan in accordance with the terms and conditions of this Agreement. The Parties, through the JMC, may amend the Scale-up Workplan from time to time. For clarity, the Development Agreement will survive and continue in full force and effect for purposes of 3M providing clinical supply and further development by the Parties outside the scope of the Scale-up Workplan.

3.	GOVERNANCE

3.1
Alliance Managers - Promptly after the Effective Date, each Party shall appoint an appropriately qualified individual to serve as an alliance manager under this Agreement (each an “Alliance Manager”). Such persons shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information and will serve as the primary point of contact for any matters arising under this Agreement. The Alliance Managers shall ensure each Party’s awareness and compliance of the governance procedures under this Agreement. The Alliance Managers shall: (A) attend meetings of both the JSC and JMC ( both as defined below); (B) be responsible on

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

an alternating basis for (i) scheduling JSC and JMC meetings, (ii) issuing agendas, which shall include agenda items requested by the Parties for the JSC and JMC, (iii) issuing draft meeting minutes for the JSC and JMC, (iv) obtaining approval and issuance of meeting minutes for the JSC and JMC; and (C) have no voting power on either the JSC or JMC.

3.2	Joint Steering Committee.

A.
Formation; Composition – Within ten (10) days after the Effective Date, the Parties shall form a joint steering committee consisting of an equal number of senior commercial and scientific executive representatives from each Party, not to exceed two (2) representatives from each Party (the “JSC” or “Joint Steering Committee”) to oversee the overall progress, timeline, costs and expenses, and results of the Scale-up Workplan and Manufacture of the Product and Applicator. The JSC shall include the Chief Executive Officer of RADIUS and the head of the transdermal business unit of 3M. Each Party shall determine its second (2nd) representative to the JSC at its sole discretion and may change such representative to the JSC, at its sole discretion, upon written notice to the other Party, so long as such representative is a senior commercial or scientific executive. The Parties may also, by mutual agreement, increase or decrease the number of members serving on the JSC; provided that the number of members representing each party remains equal.

B.
Responsibilities of the JSC - The principal purpose of the JSC shall be to provide a forum for open communication and coordination between senior executives of the Parties with respect to the overall progress and results of the Scale-up Workplan and commercial Manufacture of the Product and Applicator. The JSC shall provide advice, guidance, direction and other recommendations to the JMC. Subject to the express rights of the Parties as set forth herein, the role of the JSC is to:

(i)	review and discuss the overall progress, timeline, costs and expenses, and results of the program;

(ii)	endorse, modify or reject JMC recommendations, and provide guidance when requested by the JMC thereto;

(iii)	attempt to resolve any disputes (if any) presented to it by the JMC; and

(iv)
perform such other activities as the Parties agree in writing; however, notwithstanding anything to the contrary set forth in this Section 3.2B or otherwise in this Agreement, in no event may the Parties designate to the JSC any dispute relating to compliance with any term or condition of this Agreement, interpretation of any provision of this Agreement or the Parties’ respective rights and responsibilities under this Agreement, each

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of which shall be handled solely in accordance with Section 17.7 and shall not be within the authority of the JSC.

C.
Meetings - The JSC shall meet at least two (2) times per year, spaced at regular intervals unless the Parties mutually agree in writing to a different frequency for such meetings. The first meeting of the JSC shall be within sixty (60) days of the Effective Date, unless otherwise mutually agreed by the parties. No later than ten (10) Business Days prior to any meeting of the JSC, the Alliance Managers shall prepare and circulate an agenda for such meeting which shall include additional topics proposed by the Parties, either prior to or in the course of such meeting. After the initial meeting, the JSC may meet in person, or by agreement of both Parties, by videoconference or by teleconference, provided that the Parties shall meet in person at least once per year. Each Party shall bear the expense of its respective JSC members’ participation in JSC meetings. The Alliance Managers shall prepare reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made and action items identified at such meetings. The Alliance Managers shall send draft meeting minutes to each member of the JSC for review and approval within ten (10) Business Days after each JSC meeting. Such minutes shall be deemed approved unless one or more members of the JSC object to the accuracy of such minutes within ten (10) Business Days of receipt.

D.
Decision-Making – The JSC shall [*] in the presence of a quorum. The quorum for JSC meetings shall be four (4) members, provided there are at least two (2) members from each of RADIUS and 3M present. The JSC will render decisions [*]. The members of the JSC shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the JSC. Disagreements among the JSC will be resolved via good-faith discussions; provided, that in the event of a disagreement that cannot be resolved within forty-five (45) days after the date on which the disagreement arose, then either Party may submit such issue for resolution in accordance with Section 17.7. The Parties acknowledge and agree that the deliberations and decision-making of the JSC shall be in accordance with the following operating principles: (i) decisions should be made in a prompt manner; and (ii) the Parties’ mutual objective is to maximize the commercial success of the Product, consistent with sound and ethical business and scientific practices.

E.
JSC Authority - The JSC shall not have any power to amend, modify, or waive compliance with this Agreement. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

F.
Discontinuation of JSC - The JSC shall continue to exist until the later of: (i) the Parties’ mutual agreement to disband the JSC; and (ii) six (6) months after the commercial launch of Product in the U.S.

3.3	Joint Manufacturing Committee.

A.
Formation; Composition - Within thirty (30) days after the Effective Date, the Parties shall form a committee consisting of an equal number of representatives from each Party, not to exceed three (3) representatives from each Party (the “JMC” or “Joint Manufacturing Committee”) to oversee the day-to-day conduct of the Scale-up Workplan and Manufacture of the Product and Applicator. No later than ten (10) Business Days prior to any meeting of the JMC, the Alliance Managers shall prepare and circulate an agenda for such meeting which shall include additional topics proposed by the Parties, either prior to or in the course of such meeting. Each Party shall determine its representatives to the JMC at each Party’s sole discretion and may change its representatives to the JMC, at its sole discretion, upon written notice to the other Party. All JMC representatives shall have appropriate expertise, seniority, decision-making authority, and ongoing familiarity with the obligations under this Agreement. The JMC may meet in person or by teleconference or videoconference.

B.
Responsibilities of the JMC - The principal purpose of the JMC shall be to provide a forum for open communication and coordination between the Parties with respect to the Scale-up Workplan and commercial Manufacture of the Product and Applicator. The JMC shall provide advice, guidance, direction and other recommendations. Subject to the express rights of the Parties as set forth herein, the role of the JMC is to:

(i)	oversee the day-to-day conduct of the activities of the Parties under this Agreement;

(ii)	act as a forum for open and regular communication between the Parties regarding scale-up and Manufacturing activities;

(iii)	track and keep records of costs and expenses relative to the Scale-up Workplan and associated budget;

(iv)	discuss and approve 3M’s quarterly rolling forecast of estimated hours for work performed pursuant to Section 7.2;

(v)	discuss and approve proposed amendments to the Scale-up Workplan;

(vi)	discuss and oversee the implementation of plans for the Manufacture of Product and Applicator, including the timeline therefor;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vii)
report regularly to the JSC upon the progress, timeline, costs and expenses, and results of the Scale-up Workplan and Manufacture of the Product and Applicator, and request guidance from the JSC on such matters, as appropriate;

(viii)
review and discuss pricing adjustments of Product or Applicator implemented by 3M pursuant to Section 7.5 or Exhibit D and continuous improvement projects and objectives to achieve cost reductions and efficiencies in the Manufacture of Product and Applicator, including the equitable sharing of benefits from the such projects between the Parties;

(ix)	attempt to resolve any issue presented to it;

(x)	oversee the Technology Transfer Team (defined below in Section 6.8); and

(xi)
perform such other activities as the Parties agree in writing or as directed by the JSC; however, notwithstanding anything to the contrary set forth in this Section 3.3B or otherwise in this Agreement, in no event may the Parties designate to the JMC any dispute relating to compliance with any term or condition of this Agreement, interpretation of any provision of this Agreement or the Parties’ respective rights and responsibilities under this Agreement, each of which shall be handled solely in accordance with Section 17.7 and shall not be within the authority of the JMC.

C.
Meetings - The JMC shall meet at least one (1) time per quarter, spaced at regular intervals unless the Parties mutually agree in writing to a different frequency for such meetings. No later than ten (10) Business Days prior to any meeting of the JMC, the Alliance Managers shall prepare and circulate an agenda for such meeting, which shall include additional topics requested by the Parties, either prior to or in the course of such meeting. The JMC may meet in person, or by agreement of both Parties, by videoconference or by teleconference. In-person JMC meetings shall be held at locations in the U.S. alternately selected by 3M and RADIUS or at any other location mutually agreed by the members of the JMC. Each Party shall bear the expense of its respective JMC members’ participation in JMC meetings. Meetings of the JMC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting (excluding the Alliance Managers.) The Alliance Managers shall prepare reasonably detailed written minutes of all JMC meetings that reflect, without limitation, material decisions made and action items identified at such meetings. The Alliance Managers shall send draft meeting minutes to each member of the JMC for review and approval within ten (10) Business Days after each JMC meeting. Such minutes shall be deemed approved unless one (1) or more members of the JMC object to the accuracy of such minutes within ten (10) Business Days of receipt.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

D.
Decision-Making - The JMC shall [*] in the presence of a quorum, and the representatives from each Party shall have, collectively, one (1) vote on behalf of that Party. For the avoidance of doubt, the Alliance Managers shall not have voting power. For each meeting of the JMC, at least one (1) representative of each Party shall constitute a quorum. If the JMC cannot [*] on an issue that comes before the JMC and over which the JMC has oversight, then either Party may submit such issue to the JSC for resolution in accordance with Section 3.2D.

E.
JMC Authority - The JMC shall not have any power to amend, modify, or waive compliance with this Agreement. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JMC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

F.	Discontinuation of JMC - The JMC shall continue to exist until the Parties mutually agree to disband the JMC.

4.	DILIGENCE OBLIGATIONS AND REGULATORY RESPONSIBILITIES

4.1
RADIUS, itself or through its Affiliates or (sub)licensees, shall employ Commercially Reasonable Efforts to seek: (A) Regulatory Approval for Product in the United States; and (B) any additional Regulatory Approvals in other countries in the Territory as may be selected by RADIUS at RADIUS’ sole option. Such efforts shall include efforts to proactively pursue Regulatory Approval as well as to respond with reasonable diligence to any requests for information or other assistance from the FDA or any other Regulatory Authority, which are necessary to obtain such approval. To the extent that any information requested by FDA or any Regulatory Authority concerning the Manufacture of Product or Applicator is in the possession of 3M and not RADIUS, RADIUS will notify 3M promptly and 3M will respond promptly and with reasonable diligence to such requests and provide other assistance on a timely basis as may be needed to assist RADIUS in obtaining or maintaining any Regulatory Approvals of the Product or Applicator. 3M’s activities in supporting RADIUS to obtain Regulatory Approvals for the Product shall be [*] for Scale-up Workplan activities.

4.2
RADIUS shall at its own expense be responsible for all contact with the FDA or any Regulatory Authority concerning any Regulatory Approval for the Product. RADIUS shall ultimately bear all responsibility for any use of information provided by 3M including use in Regulatory Filings, provided that such information is accurate and complete. 3M will be responsible for all communications with the FDA or any Regulatory Authority concerning all DMFs and MAFs owned or controlled by 3M.

4.3
RADIUS shall use Commercially Reasonable Efforts to launch the Product in the U.S. within [*] (which time period shall be extended on a day-for-day basis for such time period required by RADIUS, using Commercially Reasonable Efforts to [*], provided

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such [*] and subject to the timely Manufacture and delivery of Product and Applicator by 3M to RADIUS or its Affiliates or (sub)licensees (such time period, with such foregoing extensions and provisos, the “Launch Period”). In the event RADIUS anticipates the U.S. Product launch to be delayed beyond the Launch Period for any reason other than based on [*], the Parties shall meet to discuss the rationale for such delay. RADIUS shall [*] beyond the Launch Period that RADIUS does not launch the Product [*] and shall also [*]. RADIUS shall purchase validation batches of Product meeting 3M’s Product warranty under Section 13.2 under the terms of this Agreement. Nothing set forth herein shall restrict or prohibit RADIUS from selling or distributing Product purchased by RADIUS from 3M which were produced for validation purposes provided such Product meets 3M’s Product warranty under Section 13.2.

4.4	Regulatory Responsibilities.

A.
Marketing Authorization Applications and Regulatory Approvals – RADIUS, itself or through its Affiliates or (sub)licensees, will be responsible for preparing and submitting all Regulatory Filings, including but not limited to providing any clinical data to be submitted in the MAAs. 3M will perform all activities to support the CMC section of the Regulatory Filings, and will submit all CMC data required for the Regulatory Filings in DMFs or MAFs. All MAAs, Regulatory Filings and Regulatory Approvals in the Territory shall be owned by RADIUS, its Affiliates or (sub)licensees, and remain with RADIUS, its Affiliates or (sub)licensees. Nothing in this Agreement should be construed as transferring ownership of MAAs, Regulatory Filings or Regulatory Approvals to 3M. All 3M DMFs and MAFs referenced in the MAAs, Regulatory Filings and Regulatory Approvals shall be owned by 3M, and nothing is this Agreement should be construed as transferring ownership of such DMFs and MAFs at any time to RADIUS, its Affiliates or (sub)licensees. 3M shall grant and hereby does grant to RADIUS an exclusive (solely as to the Product and in the case of Applicator, solely for use with Product), “Right of reference or use,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous law recognized outside of the U.S.), with the right to grant further Rights of reference or use to its (sub)licensees and Affiliates through multiple tiers to all such DMFs and MAFs owned or controlled by 3M. The right granted in the previous sentence shall be for use with the Product, does not include any rights except as relates to the Product, and is subject to the provisions of Section 6.8 of this Agreement; for avoidance of doubt, the right granted in the previous sentence specifically excludes any right in such DMFs or MAFs with respect to or for use with anything other than Product. Other than as provided above, 3M specifically reserves all other rights in all DMFs and MAFs for all other purposes, including without limitation the “Right of reference or use” for any product. 3M will provide to RADIUS, its Affiliates or its (sub)licensees and to any specified Regulatory Authority a letter of authorization, or other such executed instrument as may be necessary under, or as RADIUS, its Affiliates or its (sub)licensees may

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reasonably request, to effectuate the rights of reference or use to all such DMFs and MAFs, contemplated in this Section 4.4A in order to obtain, maintain support of all MAAs, Regulatory Filings and Regulatory Approvals for Product in the Territory. 3M shall provide or cause to be provided CMC information required for RADIUS’, its Affiliates’ or its (sub)licensees’ Regulatory Filing as required by the relevant Regulatory Authority in markets or territories where DMF/MAF is not available for registration. For clarity, notwithstanding anything in this Agreement to the contrary, during the Term, 3M may redact from documents provided or made available to RADIUS, its Affiliates or its (sub)licensees, and otherwise decline to disclose or provide RADIUS, its Affiliates or its (sub)licensees access to, all confidential CMC-related data and information for Product proprietary manufacturing processes relating to such confidential CMC-related data.

B.
Maintaining Regulatory Approval for Product– Once Regulatory Approval for the Product and Applicator is obtained from a Regulatory Authority, RADIUS, itself or through its Affiliates or (sub)licensees, shall have responsibility to maintain such Regulatory Approval for the Product and Applicator with all applicable Regulatory Authority(ies) in the Territory in which the Product and Applicator are sold. RADIUS shall be responsible for all preclinical, clinical, CMC (referencing information included in 3M’s DMFs and MAFs) and quality sections of the Regulatory Approvals for the Product and Applicator, as well as all labeling issues with Regulatory Authorities (such as the FDA) and for all dealings with Regulatory Authorities on advertising and marketing matters and all clinical studies. RADIUS shall file any and all reports required for Product and Applicator by Regulatory Authorities in the Territory.

C.
Maintaining DMFs and MAFs – 3M shall have responsibility to maintain the DMFs and MAFs referenced in any Regulatory Filings for Product and Applicator with all applicable Regulatory Authority(ies) in the Territory. 3M shall promptly (and in any event within thirty (30) days) notify RADIUS in advance of any material change in any such DMF or MAF.

D.
Adverse Drug Experience Reports - RADIUS shall be responsible for filing with applicable Regulatory Authorities any adverse event reports (“AEs”) which it receives directly from Third Parties or from 3M relating to Product or Applicator. If 3M or a CMO receives an adverse event report for the Product or Applicator, 3M shall provide such report to RADIUS as soon as practicable, but no later than [*] after such report is received by 3M’s or a CMO’s (as applicable) Quality or Regulatory Department. Upon request by RADIUS, 3M and RADIUS will negotiate in good faith and enter into a pharmacovigilance agreement for the Product and Applicator, including any safety data relating to the Patch and Applicator.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

E.
Product Recall and/or Field Alert – In the event that either Party determines an event, incident or circumstance has occurred which may result in the need for a “recall”, “market withdrawal” or “field alert” of Product or Applicator or any Lot(s) thereof, as such terms are defined in the United States Code of Federal Regulations 21 CFR § 7.3 (“Recall”) and 21 CFR§ 314 (“Field Alert”), or other Applicable Law or regulation of a country, such Party shall advise and consult with the other Party regarding such event as set forth below.

(i)
Recall Procedure - RADIUS shall be the Party primarily responsible for administrating any recall of Product or Applicator. If RADIUS believes 3M or a CMO is responsible for the recall of Product or Applicator, RADIUS shall promptly notify 3M in writing to that effect and consult with 3M regarding the strategy for any recall. Following notification, 3M shall respond to RADIUS and make available its representatives from business, regulatory, quality assurance and legal functions (and any others deemed necessary by a Party) as soon as possible to discuss with such representatives from RADIUS whether or not to conduct a recall of Product, and, if so, the breadth, extent and level of customer to which the recall shall reach, what strategies and notifications should be used and the responsibility for the Recall Expenses (defined below). RADIUS shall have the final authority to decide whether a recall of such Product or Applicator shall be made and to what extent and level it shall be conducted. For all recalls other than those falling within Section [*] shall be responsible for all Recall Expenses. Any disagreement on the amount of and responsibility for Recall Expenses that cannot be resolved by the Parties shall be resolved pursuant to Section 17.7. In the event [*] conducts a recall [*] without [*] will not be responsible for any costs or expenses incurred by [*], except if it is determined under Section 17.7 that (a) [*] was justified in instituting such recall and reasonably believed following the above procedures would delay instituting such recall and thereby possibly cause patient harm; and (b) [*] was not [*] not [*].

(ii)
[*] Recall - To the extent and only to the extent that a recall of Product or Applicator is mandated by the relevant Regulatory Authorities and is shown to be due to [*], and where [*] described in Section 4.4E(i), [*] shall bear all reasonable out-of-pocket costs and expenses of such recall, including and limited to, expenses and other costs or obligations to Third Parties (for example, costs imposed by distributors, but not including payments for [*]), the cost and expense of notifying customers, the cost and expense associated with shipment of such recalled Product or Applicator, the cost and expense of the Compound (if recall is related to Product, or if recall is related to Applicator where the Applicator and Product are packaged together ), and the cost and expense of replacing and destroying such Product or Applicator which is removed from the market,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

if necessary (the “Recall Expenses”). If [*] claims that [*] is responsible for the recall, [*] will provide all relevant information, data and agency correspondence to [*].

F.
RADIUS shall have the responsibility to comply with the Drug Quality and Security Act (“DQSA”) requirements as required for Product and Applicator distribution. 3M and the CMOs shall meet their respective obligations with respect to DQSA requirements as required for Product and Applicator Manufacture, to be set forth in a Quality Agreement.

5.	CAPITAL EQUIPMENT AND FACILITY MODIFICATION

5.1
3M shall procure and install all commercial manufacturing equipment required to Manufacture commercial supply of Product, at 3M’s Woodlands site (“3M Facility”) and at the Product CMO site according to the Scale-up Workplan. RADIUS acknowledges that [*], which [*] shall use Commercially Reasonable Efforts to [*]; provided, however, that [*] shall provide periodic updates to RADIUS regarding the progress and completion of [*], and in the event [*] despite using such Commercially Reasonable Efforts, then [*] may elect, at its sole cost and discretion, to order the first [*], which will include an [*], and [*] for Manufacture of the Product at the Product CMO. [*] shall reimburse [*] for [*] documented costs (without markup) for [*] for the Product at the Product CMO, and for any [*] required for establishing [*] at the Product CMO (“CMO Startup Fees”). [*] shall invoice [*] for such CMO Startup Fees as [*]. An initial, non-binding estimate of the schedule and amounts of CMO Startup Fees is attached as Exhibit B. The Parties shall discuss and agree upon any amounts in excess of the CMO Startup Fees set forth in Exhibit B prior to the commencement of any activities expected to result in excess amounts. 3M shall not be compelled, nor shall 3M compel the CMO to undertake activities that would result in excess amounts unless agreed between the Parties. [*] shall make payments to [*] in accordance with Section 7.2 of this Agreement.

5.2
Following the First Commercial Sale of the Product, [*] shall also fund any additional [*], for Product as required to meet RADIUS’ commercial requirements for Product. RADIUS shall provide at least [*] written notice to 3M to [*], prior to requiring [*] units (“Expected Capacity”) of Product per [*]. 3M shall use Commercially Reasonable Efforts to bring any such additional [*] into service for commercial Manufacture of Product within no more than [*] from the date of RADIUS’ written notice, provided that 3M shall use Commercially Reasonable Efforts to seek to shorten such time period by seeking to shorten the delivery and validation time periods for such additional [*].

5.3
All commercial manufacturing capital equipment required to Manufacture commercial supply of Product, including equipment [*], shall be retained and owned by 3M and maintained at 3M’s cost, subject to the provisions of Section 6.8. During the Term of the Agreement, all Product [*] (first and additional) procured and installed pursuant this Agreement shall be [*] or its Affiliates or (sub)licensees. 3M and the Product CMO may elect to utilize the [*]. In the event that 3M or the Product CMO elects to utilize the [*],

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

then within thirty (30) days of such election, 3M shall provide written notice to RADIUS of such election and [*] (such costs, “Reimbursable Costs”), and proportional to the additional anticipated [*].

6.	TERM, TERMINATION AND TECHNOLOGY TRANSFER

6.1
Term of this Agreement – The initial term of this Agreement will begin on the Effective Date and continue for five (5) years from the First Commercial Sale of Product in the Territory (the “Initial Term”); provided that either Party may terminate this Agreement as permitted in this Agreement. The Agreement will automatically renew for successive additional three (3) year terms (collectively with the Initial Term, the “Term”) unless either Party notifies the other at least twenty four (24) months prior to the end of the then-current Term that it declines to extend the Term.

6.2
Either Party may terminate this Agreement in the event of a material breach of the Agreement or a Quality Agreement by the other Party that the breaching Party has failed to cure within ninety (90) days of receipt of written notice from the non-breaching Party. The ninety (90) day cure period will be extended if: (A) the default cannot be remedied in the ninety (90) days, (B) the defaulting party uses diligent efforts to remedy the default, and (C) the defaulting party is pursuing a course of action that, if successful, will effect such a remedy within a reasonable period thereafter.

6.3
If, at any time during the Term (A) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within sixty (60) days after the commencement thereof, (B) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (C) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (D) a receiver or custodian is appointed for either Party’s business, or (E) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((A), (B), (C), (D) or (E)), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law.

6.4	Termination under this Article shall not relieve either Party of any obligation existing upon the date of termination or relieve the defaulting Party from liability for breach of this Agreement.

6.5
Termination by 3M – 3M may elect to terminate this Agreement as a whole (or with respect to (C) below, in part as to the Product and/or the Applicator or to (F) below, in part as to the Product), upon ninety (90) days’ written notice to RADIUS if, in 3M’s sole discretion: (A) the Product develops a clinical or commercial profile involving an unusually high number or frequency of serious AEs or other material safety issues that threaten to damage 3M’s reputation and/or expose 3M to potential liability and/or fines; (B) the FDA does not approve the Product within [*] of submission of the NDA in the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

U.S., which time period shall be extended on a day-for-day basis for each day (i) required by RADIUS to perform additional studies or develop or provide information required by the FDA in support of approval of the NDA provided that RADIUS promptly makes Commercially Reasonable Efforts to conduct such additional studies and provide the required additional information; (ii) that 3M delays or fails to provide information or support required for approval of the NDA; (iii) that 3M delays or fails to timely Manufacture and deliver the Product or Applicator to RADIUS or its Affiliates or (sub)licensees to the extent such delay or failure is related to non-approval of the NDA; or (iv) required by RADIUS to address any other events or circumstances outside of the reasonable control of RADIUS or its Affiliates to the extent such delay or failure is related to non-approval of the NDA; (C) after the [*] of the commercial launch of Product in the U.S., RADIUS fails to order any Product for a period of [*], which time period shall be extended on a day-for-day basis (i) for any time period required by RADIUS, using Commercially Reasonable Efforts to address any events or circumstances outside of the reasonable control of RADIUS or its Affiliates, including with respect to any safety issues, regulatory issues, clinical or marketing product holds or withdrawals, Force Majeure Event, or injunction or other operation of law; or (ii) for each day that 3M or any Product CMO delays or fails to timely Manufacture or deliver the Product or Applicator to RADIUS or its Affiliates or (sub)licensees, to fulfill an existing order; (D) a Force Majeure Event pursuant to Section 17.1 relating to non-performance by RADIUS (excluding Force Majeure Events caused by Compound shortages, for which the Parties will negotiate a remedy in good faith) continues unabated for one hundred and eighty (180) days or longer; (E) upon written notice to RADIUS if there is an assertion by a Third Party of patent infringement involving Product that threatens to seriously damage 3M’s corporate reputation and/or expose 3M to large potential liability and/or fines; or (F) upon thirty (30) days’ notice in the event that, despite using Commercially Reasonable Efforts, 3M fails to [*], as described in Section 5.1.

6.6
Termination by RADIUS – RADIUS may elect to terminate this Agreement, upon ninety (90) days’ written notice to 3M if, in its sole discretion: (A) RADIUS, in its reasonable opinion, believes that it cannot achieve Regulatory Approval in the United States; (B) the FDA does not approve the Product within [*] of submission of the NDA in the U.S.; (C) RADIUS, in its reasonable opinion, believes that clinical, technical or commercial reasons impact the viability of the Product; (D) RADIUS decides to cease development or commercialization of Product; (E) a Force Majeure Event pursuant to Section 17.1 that continues unabated for one hundred and eighty (180) days or longer, or (F) the manufacture, offering for sale, sale, possession, import, export or transfer of Product or Applicator infringes or is likely to infringe on the valid and enforceable Intellectual Property of Third Parties. RADIUS may also terminate this Agreement with thirty (30) days’ notice in the event that upon thirty (30) days of receipt of an adjusted supply price from 3M pursuant to Exhibit D, D.7, RADIUS concludes that the Product is no longer economically viable; provided, however, that such termination right is not meant to apply to adjustments in supply price pursuant to Exhibit D, D.5, nor may it be invoked by RADIUS following the placement of firm orders for 3M manufacturing equipment or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

capital for facility construction at Product CMO, provided 3M has notified RADIUS at least five (5) business days prior to placing such firm orders.

6.7
Upon termination by 3M pursuant to Section 6.2 or 6.5C or by RADIUS pursuant to Section 6.6, all licenses to RADIUS shall cease and all charges and expenses owed to 3M prior to the effective date of termination and any penalties imposed on 3M by a CMO for early termination, as set forth on Exhibit C, shall become due and payable. Except in the event of termination by RADIUS pursuant to Section 6.2 or 6.3, RADIUS shall pay all charges and expenses reasonably incurred by 3M in winding down its activities during the ninety (90) day notice periods referred to above in accordance with a mutually agreed upon wind-down plan and provided that 3M shall act diligently to minimize all wind down costs that may be incurred upon receipt of a termination notice. 3M shall fulfill all outstanding firm Purchase Orders previously accepted by 3M for Product and Applicator if 3M has actually commenced the Manufacture of Product and Applicator or committed itself to purchase or has purchased raw materials to Manufacture Product and Applicator. Upon RADIUS’ request, 3M shall use reasonable efforts to terminate all outstanding commitments associated with the Manufacture of the Product and Applicator upon termination of this Agreement. In the event that 3M is unable to terminate all outstanding raw material purchase commitments for Product and Applicator following RADIUS’ request, or has inventories remaining due to suppliers’ minimum order quantities, RADIUS agrees to reimburse 3M for the remaining materials.

6.8
Technology Transfer - Upon non-renewal of the Term by 3M pursuant to Section 6.1 or termination by 3M pursuant to Section 6.5 or by RADIUS pursuant to Section 6.2 or 6.3, with respect to the Product and/or Applicator, as applicable:

A.
(i) 3M shall use Commercially Reasonable Efforts to provide RADIUS, or a mutually agreeable Third Party, with sufficient 3M Know-How to enable RADIUS or the mutually agreeable Third Party to carry out 3M’s and the CMOs’ obligations under this Agreement (“Technology Transfer”) and (ii) the provisions of Section 12.1 shall immediately cease to have further effect.

B.	Technology Transfer may be performed for either or both of the Product or the Applicator, as necessary.

C.
The Parties shall form a team comprised of representatives from manufacturing, regulatory, and quality assurance functions (and any others deemed necessary by a Party) to perform the Technology Transfer (the “Technology Transfer Team”). Such Technology Transfer shall be performed in accordance with a fully detailed written plan to be agreed upon by the Technology Transfer Team in good faith as promptly as practicable (and in any event within thirty (30) days after RADIUS’ exercise of such right) and shall include: (i) providing a copy of all existing Know-How controlled by 3M relating to the Manufacture of the Product and/or Applicator (as applicable), including existing documentation constituting material support, performance advice, shop practice, specifications as to materials to be

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

used, control methods, standard operating procedures, descriptions of the Manufacturing process and related Know-How, development reports, analytical methods and other existing testing know-how including method validation reasonably required to perform release testing or other testing as may be required by any applicable Regulatory Authority (to the extent required by such Regulatory Authority for work completed up to the time of termination), batch records, and any other information, in each case that is necessary or reasonably useful to Manufacturing such Product and/or Applicator in accordance with the Specifications; (ii) making available personnel to assist and advise in connection with such transfer of Know-How [*]; and (iii) assigning 3M’s contracts with the CMOs regarding Product and Applicator, as applicable, to RADIUS. 3M shall grant RADIUS, and its Affiliates and (sub)licensees, a lease to exclusively use all commercial manufacturing equipment for the Manufacture of Product (i) that has been [*] pursuant to Sections 5.1 and/or 5.2, or (ii) that has been ordered, but not yet [*]. Such lease shall be fully paid-up and remain in effect for as long as such equipment is being used by RADIUS, its Affiliates or (sub)licensees; provided that such lease will include a right for 3M to terminate such lease if there is an uncured material breach by RADIUS of its obligations under this Agreement. Promptly following termination of this Agreement (including termination as a result of non-renewal of the Term by 3M), 3M shall execute such reasonable documentation to evidence such lease to RADIUS.

D.	Technology Transfer shall be deemed complete when 3M has provided the assistance set forth in Section 6.8C(i) through (iii) above and:

(i)
for the [*] and packaging operations for Product, 3M has made Commercially Reasonable Efforts not to exceed [*] to transfer the process and to assign the contract with and turn over management of the Product CMO responsible for the process to [*] the Patch, but in no instance shall 3M be required to continue to provide efforts beyond such period if RADIUS or a Third Party is unable to reproduce the process to coat the Patch meeting Specifications despite 3M’s reasonable assistance; and

(ii)
for the Patch and/or Applicator, at 3M’s option, 3M may (a) continue to supply the Patch and/or Applicator according to the operative forecast and agreed assumptions for future supply and subject to a mutually agreed supply agreement for Patch and/or Applicator, as applicable, to be negotiated in good faith by the Parties and on commercially reasonable terms, which the Parties shall make Commercially Reasonable Efforts to execute such agreement within [*] of the notice of non-renewal of the Term by 3M pursuant to Section 6.1 or the notice of termination by 3M pursuant to Section 6.5 or by RADIUS pursuant to Section 6.2 or 6.3, as applicable, or (b) use Commercially Reasonable Efforts to conduct a Technology Transfer of the Patch and/or Applicator, as applicable, to a

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

mutually agreeable Third Party.

E.
3M shall supply Product for up to [*] post-termination, as necessary, pursuant to RADIUS’ Rolling Estimates during the period of Technology Transfer. With respect to the Patch and/or Applicator, as applicable, at 3M’s election, 3M shall either (i) continue to supply the Patch and/or Applicator, as applicable, according to the operative forecast and agreed assumptions subject to a mutually agreed supply agreement to be negotiated in good faith by the Parties and on commercially reasonable terms, which the Parties shall make Commercially Reasonable Efforts to execute such agreement within [*] of the notice of non-renewal of the Term by 3M pursuant to Section 6.1 or the notice of termination by 3M pursuant to Section 6.5 or by RADIUS pursuant to Section 6.2 or 6.3, as applicable, or (ii) conduct a Technology Transfer of the Patch and/or Applicator, as applicable, to a mutually agreeable Third Party, and 3M shall continue to supply the Patch and/or Applicator, as applicable, until such Technology Transfer is complete.

F.
Licenses and related rights – The licenses granted from 3M to RADIUS in Section 12.6 (including Subsections thereunder) and the rights granted in Section 4.4 with respect to the Product and/or Applicator, as applicable, shall change as follows:

(i)	The development license under 3M Background IP granted from 3M to RADIUS in Section 12.6A(i) of this Agreement shall [*] as to Product.

(ii)	The development license under 3M Arising IP granted from 3M to RADIUS in Section 12.6A(ii) of this Agreement shall [*].

(iii)	The development license under Joint Arising IP granted from 3M to RADIUS in Section 12.6A(iv) of this Agreement shall [*].

(iv)
The development license under RADIUS Background IP and RADIUS Arising IP granted from RADIUS to 3M in Section 12.1A(iii) of this Agreement shall terminate, except to the extent that the license is necessary for 3M to carry out its obligations under this Agreement, including any related to Technology Transfer.

(v)	The commercialization license under 3M Background IP granted from 3M to RADIUS in Section 12.6B(i) shall [*] as to Product.

(vi)	The commercialization license under 3M Background IP granted from 3M to RADIUS in Section 12.6B(ii) shall [*] as to Applicators.

(vii)	The commercialization licenses under 3M Arising IP granted from 3M to RADIUS in Section 12.6B(iii) shall [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(viii)	The commercialization licenses under 3M Arising IP granted from 3M to RADIUS in Section 12.6B(iv) shall [*].

(ix)	The commercialization licenses under Joint Arising IP granted from 3M to RADIUS in Section 12.6B(v) shall [*].

(x)
Upon non-renewal of the Term by 3M pursuant to Section 6.1 or termination by 3M pursuant to Section 6.5 (in whole or with respect to Product) or by RADIUS pursuant to Section 6.2 or 6.3, RADIUS will pay royalties at an aggregate rate of [*] of Net Sales of Product in the U.S. for the [*] licenses contemplated in this Section 6.8F.

(xi)	The “Right of reference or use” granted in Section 4.4 [*].

G.
Options – RADIUS shall have the exclusive option to convert the non-exclusive licenses contemplated in Section 6.8F to exclusive licenses for Product, which shall be royalty-bearing. RADIUS also shall have the exclusive option to convert the non-exclusive licenses contemplated in Section 6.8F to exclusive licenses for Applicator, which shall be royalty-free so long as RADIUS has an exclusive license with respect to the Product under Section 12.6B(i), 12.6B(iii), 12.6B(v), or this Section 6.8G. Should RADIUS exercise this exclusive option with respect to the Product, RADIUS will pay royalties at an aggregate rate of [*] of Net Sales of Product; provided for clarity, that if RADIUS exercises this option with respect to the Applicator, no royalty shall be due or payable on the Applicator. Each of these exclusive options may be exercised by written notice to 3M within thirty (30) days of non-renewal of the Term by 3M pursuant to Section 6.1 or termination by 3M pursuant to Section 6.5 or by RADIUS pursuant to Section 6.2 or 6.3 with respect to the Product or Applicator, as applicable. If an exclusive option is not exercised within the applicable thirty (30) day period, it shall expire.

(i)	In the event that RADIUS converts the licenses in Section 6.8F to exclusive, [*] patent prosecution and enforcement rights in Sections [*] and [*] with respect to [*] shall survive termination.

(ii)
For avoidance of doubt, nothing in Section 6.8G imposes on 3M any obligation to grant a license to make, have made, sell, offer to sell, use, possess, import, export, transfer, or otherwise dispose of or Commercialize any product other than the Product.

H.
Notwithstanding anything else in this Section 6.8, 3M shall have no obligation to perform Technology Transfer to any Third Party that is not under a confidentiality obligation to 3M, with entry into such confidentiality agreement not to be unreasonably withheld or delayed by 3M, and with such confidentiality agreement to be no less stringent than those contained within this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

I.
Any Technology Transfer shall be conducted at [*], except if [*] terminates this Agreement pursuant to Section [*] or if [*] terminates this Agreement pursuant to [*], in such case any Technology Transfer shall be conducted at [*] expense.

J.
RADIUS shall indemnify and hold harmless 3M for any liability of 3M arising out of Product and Applicator Manufactured by RADIUS or such Third Party or by 3M during the [*] transition and after such Technology Transfer, including without limitation indemnification for any reasonable costs and expenses, (including without limitation reasonable attorney’s fees, costs and disbursements), that 3M may incur in defending any accusation of such liability.

7.	PRICE AND PAYMENTS

7.1	The initial, [*] supply prices for finished, packaged Product based on total annual volume of Product ordered in a Calendar Year is set forth in Exhibit D.

7.2
RADIUS shall pay 3M at a rate of [*] Dollars ($[*]) per hour for work carried out by 3M as set forth in the Scale-up Workplan and shall reimburse 3M for any costs incurred by 3M at the CMOs on a pass-through basis, without adjustment or markup, as agreed to in the Scale-up Workplan. RADIUS shall also pay 3M at such rate for: (A) work carried out by 3M for documented costs related to [*] for Product; and (B) any work required to implement changes requested by RADIUS or pursuant to Section 7.5. 3M shall provide a quarterly rolling forecast of the estimated hours required for such work under this Section 7.2 for the succeeding twelve (12) months and will not exceed such estimate by more than [*] without prior approval of RADIUS, not to be unreasonably withheld. 3M shall invoice RADIUS for such work on a monthly basis in arrears. 3M shall have the right to increase the hourly rate set forth in this Section 7.2 once per Calendar Year in an amount equal to the increase in the [*] as published by the U.S. Department of Labor over the previous Calendar Year upon thirty (30) days’ written notice to RADIUS.

7.3
RADIUS shall pay 3M for any clinical supplies used in Phase I Studies and Phase II Studies pursuant to the terms and conditions in the Development Agreement. Clinical supplies for Phase III Studies and studies concomitant to Phase III, [*], shall be charged, as applicable, (A) on a time and materials basis for Product manufactured at 3M’s Minnesota site, or (B) at no cost for quantities up to [*] units, for the initial supply for Product manufactured at the Product CMO, as the cost of initial batch manufacturing is already included in start-up costs for the CMO, and for quantities above that amount, at the supply price for the Product set forth in Exhibit D and (C) on a time and materials basis for Applicator until 3M enters into a commercial supply agreement with the Applicator CMO and thereafter at the supply price for the Applicator set forth in Exhibit D, to be adjusted at that time.

7.4	Once in each Calendar Year, after the initial commercial launch of Product, 3M shall adjust the supply price for the Product or Applicator in accordance with Exhibit D.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.5
Extraordinary Costs and Price Increases – Notwithstanding the price adjustments set forth in Exhibit D, 3M shall provide to RADIUS documentation of, and may charge RADIUS directly at the time 3M incurs, any extraordinary costs (including one time implementation costs) or price increases related to any of the following items; provided that such items are beyond 3M’s reasonable control, and that 3M use Commercially Reasonable Efforts to mitigate recurrence of, or avoid, any such extraordinary costs (including, for example, by entering into commercial supply agreements with 3M’s vendors and suppliers):

A.
increase in the cost of raw materials used in Manufacturing Product, provided by 3M, including but not limited to the components procured by 3M, if not procured by the CMO and any similar extraordinary cost increases passed on to 3M by the CMO;

B.
price increases to Product due to taxes/assessments imposed by any authority or passed on to 3M by its suppliers (relevant to 3M’s obligations in this Supply Agreement) in the form of cost increases or in any other manner;

C.
any increased costs of any changes or modifications in the Manufacture or testing of Product that RADIUS or a Regulatory Authority may require be implemented and 3M has agreed to implement, except for any changes a Regulatory Authority may require to be implemented by 3M or a CMO which is specific to the facility at which the Product is Manufactured and such change is not related to the Product, in which case such increased costs shall be borne solely by 3M;

D.	any costs incurred by 3M in connection with any changes or modifications to the Specifications for Product made by or at the request of RADIUS and/or a Regulatory Authority; and

E.
after First Commercial Sale, any costs to 3M in the event that RADIUS’ annual orders of Product are less than the minimum quantity shown in the pricing table in Exhibit D, such costs will be equivalent to the number of units of shortfall multiplied by the then current Product CMO transfer price for a unit of Product divided by [*] defined in Exhibit D. Prior to First Commercial Sale, in the event RADIUS anticipates that its launch quantities will be less than the minimum quantity shown in the pricing table in Exhibit D, RADIUS shall promptly notify 3M and 3M shall make Commercially Reasonable Efforts to work with the Product CMO to minimize any costs due to such volumes below the minimum.

A price increase under Section 7.5A through 7.5D is considered extraordinary under this Agreement if and to the extent, it increases the then-current Cost of Goods Sold of Product by more than [*] during such Calendar Year (which increase in 3M’s Cost of Goods Sold pursuant to this Section 7.5 may be audited on behalf of RADIUS in accordance with Section 7.10 (mutatis mutandis)). 3M shall not be entitled to increase supply prices pursuant to Exhibit D for any extraordinary price increase under Section

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.5A through 7.5D. For the avoidance of doubt, 3M may charge RADIUS any costs incurred by 3M required to implement activities relating to Sections 7.5C and 7.5D, in addition to any extraordinary price increases; provided that 3M notify RADIUS in advance and provide documentation of such costs of implementation. If RADIUS disputes any price increase under this Section 7.5, it shall submit such issue to the JMC.

7.6
Price Decreases – The Parties commit to develop and implement mutually agreed upon continuous improvement projects and objectives and, where possible, to mitigate any extraordinary costs or price increases through the JMC, with respect to the Manufacture of the Patch, Product and Applicator, and, where possible, 3M will use reasonable efforts to negotiate advantaged pricing with the CMO for the benefit of 3M and RADIUS. For the avoidance of doubt, any continuous improvement shall be governed by the JMC and the benefits of such programs shall be shared by both Parties in an equitable manner agreed by the JMC. In the event that the Parties cannot agree to benefit sharing, the Parties shall resolve such disagreement pursuant to Section 17.7.

7.7
Payments of the supply price and all taxes applicable shall be made by RADIUS in U.S. Dollars (USD) within thirty (30) days after the date of 3M’s invoice. Payments by RADIUS shall be net thirty (30) days from receipt of undisputed invoices with interest accruing at [*] for late payments.

7.8	Royalties – During the Term, RADIUS will make royalty payments to 3M at the following rates:

A.	U.S. – RADIUS will pay royalties at a rate of [*] of Net Sales of Product in the U.S.

B.
Ex-U.S. Territory – For the Ex-U.S. Territory, on a country-by-country basis, RADIUS will pay royalties of Net Sales of Product in such country based on the total annual sales of units of Product by RADIUS to Third Parties in the U.S. in a Calendar Year at the following rates:

(i)	if the volume of total annual sales exceeds [*] units of Product in [*] in such Calendar Year, [*] of total Annual Net Sales of Product in the Ex-U.S. Territory; or

(ii)	if the volume of total annual sales is [*] in [*] in such Calendar Year, the greater of: (a) [*] of total Annual Net Sales of Product in the Ex-U.S. Territory; or (b) [*] per unit of Product.

C.
In no event shall RADIUS pay 3M royalties on Net Sales of the Applicator. In the event that RADIUS elects to sell the Product and Applicator together as a kit, the royalty due to 3M on Net Sales of such kit shall be calculated as follows:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)	If RADIUS also sells the Applicator alone, RADIUS may [*] for the purpose of calculating the royalty on Net Sales of such kit due to 3M.

(ii)	If RADIUS does not elect to sell the Applicator separately, RADIUS may [*] from the royalty on Net Sales of Product.

7.9
Royalty Report; Payment – Within [*] days following the end of each calendar quarter during the Term, RADIUS shall furnish to 3M a written report, showing in reasonable detail the number of units of Product sold, amount of Net Sales and a calculation of royalties due for Product on a country-by-country basis, and any other payments accrued during such period, together with the associated royalties payment and other payments.

7.10
During the Term and for a period of [*] years after its termination, expiration or cancellation, but no more than once each Calendar Year, each Party shall, upon thirty (30) days’ prior written notice, have the right to have an independent Third Party auditor, mutually acceptable to both Parties, examine the relevant books and records of the other Party for the previous [*] Calendar Years to (A) if RADIUS is the auditing Party, verify the time spent by 3M in performance of the Scale-up Workplan, and confirm that any price increases, price adjustments, or costs were made in accordance with and consistent to the requirements of this Agreement; and (B) if 3M is the auditing Party, confirm the accuracy of all royalty payments. Any such auditor shall be subject to confidentiality obligations no less stringent than those contained in this Agreement and shall not disclose the audited Party’s confidential information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by the audited Party under this Agreement. The audits shall be conducted during reasonable business hours. The cost of all audits conducted pursuant to this Section 7.10 shall be borne by the auditing Party unless the auditors find a discrepancy of more than [*] that would be owed to the auditing Party, in which case the reasonable costs of the audit shall be borne by the audited Party.

8.	GENERAL TERMS OF SUPPLY

8.1
3M shall Manufacture or have Manufactured Product and Applicator in accordance with written orders placed by RADIUS according to the terms and conditions of this Agreement. 3M will perform all Manufacturing of Product and Applicator (except those Manufacturing processes performed by CMOs) at the 3M Facility. 3M will maintain sufficient capacity at the 3M Facility and CMOs facilities (provided that [*] notice by RADIUS is provided to add additional [*] beyond the first module and [*] notice is provided for additional [*] which require facilities modifications other than minor modification within existing space to provide utilities to additional [*]) to Manufacture the quantities of Product and Applicator as set forth in the Rolling Estimates in compliance with the warranty in Section 13.2. The Parties shall mutually agree on any change in a CMO from the CMOs planned to be used as of the Effective Date. Further, 3M will not change facilities or use additional facilities for the Manufacture of Product and Applicator under this Agreement without the prior written consent from RADIUS,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such consent not to be unreasonably withheld or delayed (it being understood and agreed that RADIUS may withhold consent pending satisfaction of a quality assurance audit and regulatory and business impact assessment of the new CMO, location or additional facility, as the case may be). With respect to the initial Product CMO, 3M represents and warrants that the contract between 3M and the Product CMO will be assignable to RADIUS in accordance with this Agreement. With respect to any subsequent agreement 3M enters into with a CMO for Product, 3M will use Commercially Reasonable Efforts to include a provision in such agreement allowing 3M to assign such agreement to RADIUS without having to obtain the prior consent of such CMO. RADIUS acknowledges that the Change Order covering the design and facilities modifications that is currently being executed under the Development Agreement contemplates volumes up to [*] units of Product. In the event RADIUS requires additional volumes, the Parties shall meet in good faith to discuss the business terms to add additional capacity to meet RADIUS’ additional requirements.

8.2
3M shall provide, or cause to be provided, the schedule of Product CMO’s production of Product at least [*] days in advance of commencement of such production. RADIUS shall supply free of charge to the Product CMO on a timely basis (at least [*]) days in advance of scheduled production) the Compound meeting agreed specifications and in quantities sufficient to meet (A) the Rolling Estimates for the Product or (B) the Scale-up Workplan. RADIUS shall provide a Certificate of Analysis with each delivery of Compound. Subject to the Product CMO’s compliance with the storage and handling requirements for Compound as described in Section 8.3 below, RADIUS warrants and represents that all Compounds will meet applicable specifications and will have been produced in compliance with all Applicable Law (including cGMPs). In the event upon visual inspection 3M or the Product CMO finds damage to Compound from shipment, 3M or the Product CMO will, at RADIUS’ request and at no expense to 3M or the Product CMO, provide reasonable and necessary assistance to RADIUS in connection with any claim against the transportation company. In the event that RADIUS does not supply Compound at least [*] days in advance of scheduled production and the Product CMO cancels 3M’s order and charges 3M a cancellation fee, RADIUS shall reimburse 3M for any such fees imposed upon 3M by the Product CMO in the supply agreement between 3M and Product CMO with respect to Product, as described in Exhibit C.

8.3
3M will require the Product CMO to adhere to the storage requirements and conditions for Compound as set forth in the Quality Agreement or otherwise provided to Product CMO, and exercise no less than reasonable standard of care, to prevent damage, destruction, deterioration or other harm of Compound located at Product CMO. All Compound in the custody of the Product CMO will be and remain the exclusive property of RADIUS at all times. All risk of loss for Compound located at Product CMO shall lie with RADIUS, except to the extent any such loss is attributable to Product CMO’s [*] in the storage or handling of Compound or to a violation of 3M’s Product warranty set forth in Section 13.2. In the event of a loss of Compound caused by Product CMO’s [*], 3M

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall promptly reimburse RADIUS at the actual documented cost of Compound, capped at [*] of the supply price for Product as set forth in Exhibit D.

8.4	Commercial orders placed by RADIUS shall not be for less than a Lot, shall always be in multiples of full Lots, and shall specify RADIUS’ desired delivery date.

8.5
Upon RADIUS’ request, 3M shall, and shall cause the Product CMO to, store quantities of clinical supplies of Product (with or without packaging or labeling) or commercial Product in the period prior to Regulatory Approval and launch at the Product CMO site in a suitable storage location under the storage requirements and conditions as set forth in the Quality Agreement or otherwise agreed upon by the Parties. 3M shall pass through the reasonable and customary storage charges of the Product CMO to RADIUS without further markup.

8.6
The content of the labels, packages and package inserts shall, for Product and Applicator to be distributed and sold in the Territory, be the responsibility of RADIUS and be in accordance with each Regulatory Approval for the Product and the regulatory requirements of each applicable country or territory. For Product to be distributed and sold outside the U.S., RADIUS agrees that the content of the labels, packages and package inserts for the Product and Applicator shall be in accordance with the regulatory requirements for the country for which the Product and Applicator are being produced. RADIUS agrees that Product and Applicator marking, packaging, labeling, cartons and package inserts shall state, where and to the extent required by Applicable Law or regulation, in appropriate places, “Manufactured by 3M Drug Delivery Systems.” All artwork for Product and Applicator will be provided free of charge by RADIUS. RADIUS will reimburse 3M for all reasonable internal or external costs incurred relating to changes in labeling or packaging for Product and Applicator requested by RADIUS. RADIUS shall reimburse 3M for the actual cost of any packaging for Product and Applicator that is determined to be or becomes obsolete for whatever the reason and the actual cost of disposing of any such obsolete packaging. RADIUS shall not be responsible for any costs associated with obsolete packaging for Product and Applicator that is in excess of the amount of packaging required to fulfill RADIUS’ current firm Purchase Orders, except where such excess is due to minimum order quantities for such packaging.

8.7
All Product and Applicator shall be shipped Ex-Works (Incoterms 2010). 3M shall invoice RADIUS for the supply price upon the delivery of each shipment of Product or Applicator to RADIUS’ carrier at 3M’s delivery point. Payments shall be made by RADIUS in accordance with Section 7.2. RADIUS shall have [*] days following receipt of Product or Applicator and Batch Documentation from 3M to inspect and accept or reject delivery or to initiate an investigation of a potential quality issue. RADIUS shall not be required to pay for any Product or Applicator properly rejected as a result of a breach of 3M’s Product warranty pursuant to Section 13.2. Further, 3M shall be responsible for the return or disposal of any properly rejected Product or Applicator. Further, RADIUS shall have a reasonable period of time, not to be less than [*] days

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

following discovery of a Latent Defect to inform 3M, in writing, of such Latent Defect. Failure on the part of RADIUS to notify 3M of its rejection of the delivered Product or Applicator or initiation of investigation of a potential quality issue within this [*] period shall be treated by RADIUS and 3M as RADIUS’ acceptance of the Product or Applicator unless a Latent Defect exists.

9.	ROLLING ESTIMATES, BINDING PURCHASE ORDERS

9.1
Throughout the Term, RADIUS shall deliver to 3M the monthly Rolling Estimates, on or before the tenth (10th) day of each calendar month for Product and Applicator. The first [*] months of such Rolling Estimates shall constitute binding orders for Product and Applicator (“Firm Commitment”) and the following [*] months of the Rolling Estimates shall be non-binding, good faith estimates for Product and Applicator. In the event that any month in the Rolling Estimate outside the Firm Commitment varies by more than [*] from the previous Rolling Estimate, RADIUS will promptly notify 3M and the Parties shall meet to discuss such demand change and how to best accommodate both Parties. 3M must approve any variations of more than [*] and shall use Commercially Reasonable Efforts to accommodate Purchase Orders for Product or Applicator in excess of the Rolling Estimate, provided that under no circumstances shall 3M be obligated to supply RADIUS with quantities of Product or Applicator above the applicable Rolling Estimates on which a RADIUS Firm Commitment is based.

9.2
Concurrently with the submission of each Rolling Estimate, RADIUS shall submit a purchase order for the Firm Commitment of Product and Applicator; provided that the first such purchase order will be for one hundred percent (100%) of the quantities of the Product and Applicator in the Firm Commitment and each subsequent monthly purchase order will be for the incremental portion of the Firm Commitment that was not the subject of a previous purchase order (i.e., the [*] month of the Rolling Estimate) (each, a “Purchase Order”). The Purchase Order shall communicate the desired quantities of Product and Applicator and shipping dates. All other terms of the Purchase Order and all terms of any acknowledgment form or invoice from 3M shall be void and of no effect, and the terms of this Agreement shall control over such forms, or any other forms, unless otherwise specifically agreed to in writing by both Parties. Purchase Orders shall be deemed to be accepted by 3M unless 3M notifies RADIUS within ten (10) Business Days that is does not accept the Purchase Order as written and 3M shall only do so in the event 3M is aware of circumstances that will prevent the Purchase Orders from being filled in the quantities and timing required, which circumstances shall be promptly communicated to RADIUS. 3M shall use Commercially Reasonable Efforts to prevent any delays or shortfalls in fulfillment of any Purchase Orders.

9.3
3M shall meet the Purchase Orders, subject to the terms and conditions of this Agreement. 3M shall provide RADIUS with as much advance notice as possible if 3M determines that Manufacturing will be delayed for any reason.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4
Exclusive Remedy for Supply Failure - In the event of a Supply Failure with respect to the Product or Applicator, RADIUS shall have the right to cause 3M to effect, and 3M shall effect, a Technology Transfer to RADIUS, or a mutually agreeable Third Party as set forth in Section 6.8 with respect to the Product or Applicator, as applicable. Such Technology Transfer shall be at [*] cost and expense. RADIUS shall make Commercially Reasonable Efforts to reach agreement with any such Third Party with respect to supply of the Product or Applicator that reflects, should 3M be able to reasonably assure RADIUS of 3M’s ability to perform its obligations in accordance with this Agreement and to Manufacture the Product or Applicator in accordance with RADIUS’ then-current Rolling Estimate for the Product or Applicator, as applicable, within [*] after the date of such Supply Failure, then RADIUS shall issue Purchase Orders equal to [*] of RADIUS’ then-current Firm Commitment for the Product or Applicator, as applicable, to 3M; provided, if 3M is unable to reasonably assure RADIUS of 3M’s ability to perform its obligations in accordance with this Agreement and to Manufacture the Product or Applicator in accordance with RADIUS’ then-current Rolling Estimate for the Product or Applicator, as applicable, after such [*] period, RADIUS shall only be obligated to issue Purchase Orders to 3M, subsequent to such [*] period, in quantities equal to 3M’s available capacity for Product and/or Applicator, as demonstrable and as agreed by both parties, at the end of such [*] period.

10.	MANUFACTURING STANDARDS AND QUALITY ASSURANCE

10.1
Commercial Quality Agreement – Upon request by RADIUS, 3M and RADIUS will negotiate in good faith a form of Quality Agreement to be entered into with a CMO. 3M, a CMO and RADIUS will negotiate in good faith and enter into a Quality Agreement. In the event of a conflict between any provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any other matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

10.2
3M shall Manufacture or have Manufactured the Product and Applicator according to all Applicable Law, cGMP, the approved Specifications and the requirements of the Regulatory Approval for the Product and Applicator. 3M shall send electronically to RADIUS all Batch Documentation for all Product and Applicator as early as possible following receipt from CMO and determination that it is in compliance with the foregoing sentence. 3M shall ensure that the CMO completes release testing and sends such Batch Documentation to RADIUS within [*] days of the Manufacturing date of such Product. The Parties shall work together to establish a process to enable RADIUS to use Commercially Reasonable Efforts to review Batch Documentation and to communicate its decision to release for shipment to RADIUS or refusal to release the Product or Applicator or other request for correction or clarification of the executed Batch Record, as applicable, for shipment to RADIUS within [*] Business Days of receipt of the Batch

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Documentation. Following the release of the first ten (10) batches, 3M shall send electronically a subset of the Batch Documentation as specified by RADIUS in lieu of all Batch Documentation subject to the right of RADIUS to request all Batch Documentation. 3M will approve the Product and Applicator as applicable, for release to RADIUS and RADIUS shall release the Product and Applicator as applicable, in accordance with all applicable regulatory requirements and release Specifications.

10.3
In the event a batch of Product fails to pass release testing due to: (A) failure of any Compound supplied by RADIUS to meet Specifications; or (B) a change in the Manufacturing process, raw materials or manufacturing site for Compound used in Manufacturing such batch that 3M was not made aware of in writing pursuant to Section 10.8 or otherwise and such failure could not reasonably have been detected by 3M at the time of delivery of Compound to 3M, RADIUS shall pay 3M for such Product.

10.4	Testing/Testing disputes.

A.
RADIUS shall have the final responsibility for the review of Batch Documentation for each Lot of Product and Applicator and release the Product and Applicator to the market, as required by 21 CFR Part 211.22. In addition to 3M’s testing, RADIUS may test and release each Lot pursuant to the Test Methods or rely upon 3M’s testing to permit final release of such Lots. RADIUS will validate the reliability of 3M testing for Product and Applicator on an ongoing basis as required by cGMP regulations. In the event RADIUS rejects any Lot of Product or Applicator for reasons other than damage during shipment, RADIUS shall use the identical Specifications and Test Methods used by 3M to test Product or Applicator and 3M also shall have the right to test such Lot(s). In the event RADIUS rejects any Lot for reasons other than damage during shipment, and the Parties do not agree upon whether the Product or Applicator met Specifications, both Parties will discuss the matter and both shall attempt to resolve the issue. This may involve retesting. If the Parties cannot resolve the matter, the Parties agree to submit the dispute to an independent testing laboratory acceptable to both Parties. The Parties will work with the independent testing laboratory to obtain test results within [*] days. The determination of such independent laboratory will be binding on both Parties. If more than [*] has elapsed between the initial testing by 3M and that of the independent laboratory, the results shall be judged according to the registered (shelf-life) Specifications rather than any internal limits used at batch release. The cost of the testing by the independent laboratory shall be borne by the Party whose results were in error.

B.	Until any dispute is resolved, RADIUS will not dispose of any non-conforming shipment without prior written authorization from, and agreement with, 3M.

C.	Nothing in this section shall change the rights RADIUS has to a remedy for non-conforming Product or Applicator under Sections 13.2, 14.1 and 15.1.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.5
Retained samples - 3M shall maintain samples from each Lot of Product and Applicator, in quantities sufficient to meet regulatory guidelines of the FDA and any other applicable Regulatory Authority and at a minimum for at least two (2) complete analyses of all chemical and microbiological tests for one (1) year from the date of expiration on each Lot of Product and Applicator. RADIUS shall maintain quantities of packaged commercial Product and Applicator to meet regulatory guidelines of the FDA and of any other applicable Regulatory Authority. These obligations shall survive the termination of this Agreement.

10.6	Plant Inspections and Audits.

A.
3M shall allow RADIUS’ personnel and/or representatives or consultants upon no less than thirty (30) days prior written notice, access to the areas of 3M’s manufacturing facilities, as well as access to each CMO’s manufacturing facilities, where the Product or Applicator is being Manufactured, stored, packaged (if applicable), tested and documented for RADIUS during the times of such operations, for the purpose of routine cGMP audits pertaining to Product. 3M shall have the right to [*]. For the avoidance of doubt, 3M shall lead all audits and any such access referenced in this Section 10.6 by RADIUS’ personnel and/or representatives shall only be permitted in the presence of authorized 3M representatives. Such audit requests shall be made no more than once (1) per year by no more than two (2) RADIUS personnel and be no longer than two (2) days in length; provided, however, that RADIUS may conduct any additional “for-cause” audits or request 3M to conduct a “for-cause” audit at the CMOs at mutually agreed upon times with reasonable advance notification to 3M in the event that there is a material quality or compliance issue concerning the Product or Applicator. RADIUS shall provide 3M reasonable advance notice in writing of its desire to have such access, except where RADIUS’ request is due to FDA action related to Product or Applicator or to another similar urgent and important reason, in which case, RADIUS may request more immediate access to 3M’s or CMO’s facilities within an appropriate period of time. Under no circumstances shall RADIUS be allowed to conduct audits of 3M’s CMOs without 3M’s presence. 3M shall share the CMO audit results pertaining to Product or Applicator with RADIUS and 3M shall have sole responsibility to resolve any audit findings with the CMOs, and will consult with RADIUS and reasonably take into account RADIUS’ input on any such resolution of audit findings. Observations of 3M’s or CMO’s manufacturing facilities, including equipment, materials documentation and audit findings shall be 3M Confidential Information for purposes of this Agreement.

B.
3M will promptly advise RADIUS of any request for 3M facility inspection by any Regulatory Authority. 3M will make its facilities available for inspection by representatives of Regulatory Authorities in compliance with Applicable Law. RADIUS may have one (1) or more representatives present at the facility during

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any inspection by a Regulatory Authority relating to the Manufacture of Product or Applicator, but for the avoidance of doubt, RADIUS’ representative shall be sequestered until such time as 3M or the Regulatory Authority working through a 3M representative, requests information of RADIUS. Such representatives may not directly interact with such Regulatory Authority during such inspection without 3M’s prior consent. Upon request, 3M shall provide RADIUS a copy of any report or other communication relating to the Manufacture of Product or Applicator issued to 3M by such Regulatory Authority following a visit to the facility, redacted as appropriate to protect any confidential information of 3M or 3M’s customers. 3M will provide RADIUS its proposed response to any FDA Form 483 (or similar form issued by FDA or a foreign regulatory authority) issued in connection with the Manufacture of the Product or Applicator, and will consider in good faith any comments and suggestions by RADIUS with respect to such response. All general and pre-approval inspections by the FDA of 3M manufacturing facilities shall be managed solely by 3M personnel.

C.
3M shall at its own costs and expense take all reasonable steps required by RADIUS or a Regulatory Authority to cure any 3M deficiencies found in any audit, inspection or investigation described in Section 10.6A or 10.6B within a reasonable timeframe after 3M becoming aware of such deficiency.

D.	3M shall have lead and RADIUS shall have subordinate responsibility for auditing the CMOs.

10.7
Product Complaints – RADIUS shall have primary responsibility for receiving, evaluating, classifying, investigating and responding to all Product and Applicator complaints from the Territory. 3M shall, upon RADIUS’ written request, provide reasonable cooperation in investigating all Product and Applicator complaints that may involve the Manufacture of Product or Applicator. If 3M receives a Product or Applicator complaint, 3M shall provide such complaint to RADIUS within [*] receipt of such complaint.

10.8
RADIUS shall be responsible for ensuring that all suppliers of Compound manufacture in accordance with the relevant quality standards and all Applicable Law, including performing any necessary quality audits. RADIUS shall take such steps with its Compound supplier as it takes with its other suppliers to make sure such Compound suppliers notify RADIUS of any material changes in the Manufacturing process, site of Manufacture or source of raw materials to the extent such changes require notification to a Regulatory Authority or otherwise impact the quality of the Compound. Upon receipt of such notice, RADIUS shall notify 3M in writing of such change. RADIUS shall promptly work in good faith with 3M in the investigation and resolution of any problems relating to Compound. Each shipment of Compound from a Compound supplier must include a Certificate of Analysis from RADIUS or the Compound supplier that substantiates that the applicable Compound meets the applicable Specifications, cGMP and is ready for use in Manufacture of the Product. RADIUS shall be responsible for

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

qualifying the Compound suppliers. Upon completion of the visual identification and testing by 3M or the Product CMO, 3M or the Product CMO shall insert the Compound into the Product Manufacturing process.

10.9
In the event that facilities in which either the Compound or any 3M supplied materials incorporated into the Product or Applicator are Manufactured are the subject of an inspection by any Regulatory Authority or RADIUS or 3M becomes aware that a supplier’s facilities are the subject of such an inspection, and the inspection is specific for any of the Compound or 3M supplied materials incorporated into the Product or Applicator, the Party responsible for such supplies shall notify the other Party and shall report to the other Party any reports of any problems as either RADIUS or 3M becomes aware of them and to the fullest extent it is not otherwise prohibited from disclosing such information to the other Party.

11.	CONFIDENTIAL INFORMATION

11.1
Each Party agrees not to use or disclose Confidential Information of the other Party for any purpose other than performing under this Agreement and, as otherwise expressly permitted, if at all, under the terms of this Agreement.

11.2
Each Party will treat Confidential Information furnished by the other Party with the same degree of care as if it were its own confidential proprietary information (but under no circumstances less than a reasonable standard of care) and, except as required for purposes of performing under or as expressly permitted by this Agreement, will not disclose such information to any Third Party, other than its Affiliates, owners, officers, directors, employees, agents, subcontractors, consultants, sublicensees, collaborators, suppliers and representatives, (collectively referred to as “Representatives”) or the CMOs who have a need to know the Confidential Information in order to perform the receiving Party’s obligations under this Agreement, without the prior written consent of the Party who furnished such Confidential Information. The receiving Party shall be responsible for the compliance and liable for any non-compliance of all of its Representatives and the CMOs that are provided the Confidential Information of the disclosing Party with the obligations of this Section 11.

11.3
Any disclosure to Representatives shall require such Representative to enter into a written agreement with the receiving Party to maintain the Confidential Information of the disclosing Party in accordance with the requirements of this Section 11 for the period required of the disclosing Party (but under no circumstance shall such period of time extend beyond that established for recipients of Confidential Information as set forth in this Section 11), unless such Representative has legally enforceable professional confidentiality obligations.

The restrictions on the use of Confidential Information as set forth above shall not apply to any Confidential Information which:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A.	was known by the receiving Party as evidenced by its written records made prior to the time of receipt hereunder;

B.	either before or after the time of disclosure becomes known to the public other than through a breach by the receiving Party or its Representatives of its obligations under this Agreement;

C.	was lawfully disclosed to the receiving Party by a Third Party having the right to disclose said Confidential Information; or

D.
was information developed by the receiving Party independently without use of or reference to the Confidential Information provided by the other Party hereto as evidenced by the receiving Party’s written records.

11.4
Required disclosures - The receiving Party shall also be entitled to disclose the terms of this Agreement and the other Party’s Confidential Information that is required to be disclosed (A) to or by a Regulatory Authority; (B) to comply with Applicable Law (including, without limitation, to comply with U.S. Securities and Exchange Commission (“SEC”), NASDAQ or stock exchange disclosure requirements); (C) to comply with judicial process or an order of any governmental body or a court of competent jurisdiction; or (D) to defend or prosecute litigation; provided, however, that in each case the Party required to disclose such Confidential Information shall use reasonable efforts to notify the other Party in advance of such disclosure and shall provide the disclosing Party with reasonable assistance, at disclosing Party’s expense, to obtain a protective order and/or confidential treatment of such Confidential Information, to the extent available, and thereafter only discloses the minimum Confidential Information required to be disclosed in order to ensure legal compliance. Further, the receiving Party, may disclose the terms of this Agreement only, to any bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators or (sub)licensees, subject to the requirements for disclosure of Confidential Information set forth in Section 11.3.

11.5
Duration - Each Party’s obligations under this Article shall extend during the Term of this Agreement entered into between the Parties and shall survive for ten (10) years after the termination or expiration of this Agreement, including any extensions or renewals of this Agreement. Notwithstanding the foregoing, the obligation regarding any privileged common-interest material that has been may be disclosed shall not expire until such material ceases to be privileged common-interest material.

11.6
Applicability of previous CDAs - All Confidential Information exchanged between the Parties in any confidential disclosure agreements previously executed by and between 3M and RADIUS and the Development Agreement, shall continue to be treated as Confidential Information under this Agreement. This Agreement shall supplement such previous agreements to the extent the provisions of this Agreement extend or enlarge any term of any previous agreement. This Agreement does not change the privileged status

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of any privileged common interest materials that may have been, or may be in the future, exchanged between 3M and RADIUS.

11.7
Return of Confidential Information - Within sixty (60) days following the termination or expiration of this Agreement and upon request of the disclosing Party, at the option of the disclosing Party, the receiving Party shall either: (A) return the other Party’s Confidential Information to the other Party; or (B) destroy the other Party’s Confidential Information. The receiving Party shall be entitled to retain one (1) record copy of the disclosing Party’s Confidential Information for evidentiary purposes only, and RADIUS shall be entitled to retain all Confidential Information transferred to RADIUS in connection with the Technology Transfer.

12.	EXCLUSIVITY; INTELLECTUAL PROPERTY; LICENSES

12.1
Exclusivity – Except as expressly set forth in this Agreement, during the Term, with respect to the delivery of Compound, PTH, and/or PTH Related Protein via active transdermal, intradermal, or microneedle technology, 3M shall work exclusively with RADIUS and RADIUS shall work exclusively with 3M.

12.2
Ownership of IP - Except as otherwise set forth in this Section 12.2, ownership of any Inventions arising out of the activities contemplated in this Agreement and the Development Agreement, as well as ownership of any Intellectual Property Rights related to such Inventions, shall be determined by the identity of the Inventor or Inventors in accordance with the laws of the United States. Each Party will promptly disclose to the other Party in writing, and will cause its Affiliates and subcontractors to so disclose, the conception or creation of any Inventions in connection with activities contemplated under this Agreement or the Development Agreement.

A.
3M Background IP – All right, title and interest in and to 3M Background IP shall remain solely owned or Controlled, as the case may be, by 3M, 3M IPC, or their Affiliates. Nothing in this Agreement shall be construed to grant any assignment or other ownership rights in 3M Background IP to RADIUS or its Affiliates. Except as specifically provided for in this Agreement, nothing in this Agreement grants any licenses to 3M Background IP.

B.
RADIUS Background IP – All right, title and interest in and to RADIUS Background IP shall remain solely owned or Controlled, as the case may be, by RADIUS or its Affiliates. Nothing in this Agreement shall be construed to grant any assignment or other ownership rights in RADIUS Background IP to 3M. Except as specifically provided for in this Agreement, nothing in this Agreement grants any licenses to RADIUS Background IP.

C.	3M Arising IP – Ownership of all right, title and interest in and to 3M Arising IP shall vest in 3M IPC. RADIUS, on behalf of itself and its Inventors, agrees to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

assign and hereby does assign to 3M IPC any and all of its right, title, and interest in 3M Arising IP.

D.
RADIUS Arising IP – Ownership of all right, title and interest in and to RADIUS Arising IP shall vest in RADIUS. 3M, on behalf of itself and its Inventors, agrees to assign and hereby does assign to RADIUS any and all of its right, title, and interest in RADIUS Arising IP.

E.
Joint Arising IP –Ownership in all right, title and interest in and to Joint Arising IP shall vest jointly in RADIUS and 3M IPC. Subject to the other Party’s Background IP, and subject to Sections 6.8F, 6.8G, 12.2A, 12.2B, and 12.4C herein, each Party shall have the right to fully exercise its ownership rights in Joint Arising IP, including the right to exploit, transfer, license, sublicense, encumber, or otherwise dispose of the Party’s interest in Joint Arising IP, without notice or accounting to the other Party.

F.
Further Assurances - Each Party agrees to execute all such documents and instruments and to perform all such acts (and cause its Affiliates, and each of their relevant employees and agents, to execute such documents and instruments and to perform such acts) as may be reasonably necessary in order to formally vest ownership as set forth in this Section 12.2.

G.
Development Agreement – Within thirty (30) days after the Effective Date (or such longer period of time as the Parties may mutually agree), the Parties shall amend the Development Agreement to reflect the terms and conditions of this Article 12 with the amendment attached as Exhibit E.

12.3	Patent Prosecution and Maintenance.

A.
Solely-owned Patents – The owner of Patents that are owned by only one Party, including without limitation RADIUS Background IP, 3M Background IP, 3M Arising IP, and RADIUS Arising IP, shall have the sole right, at the owning Party’s sole cost and expense, to control the preparation, prosecution, and maintenance of such Patents. Nothing in this Section 12.3 requires any Party to file, not file, prosecute, not prosecute, maintain, or not maintain, including without limitation the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office, in each case in one or more jurisdictions, any solely owned patents. Each Party hereby waives any claims and causes of action that it may have against the other Party arising from any decision or act of a sole owner of any Patents to file, not file, prosecute, not prosecute, maintain, or not maintain, the solely owned Patents. With respect to 3M Arising IP and RADIUS Arising IP, each party controlling the preparation, prosecution, and maintenance of such IP shall provide the other Party with copies of and a reasonable opportunity to review and comment upon the text of the applications prior to filing to ensure that such

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applications do not contain any of the non-filing Party’s confidential information Should the non-filing Party request that any such confidential information be removed prior to filing, the filing Party shall unless the non-filing Party agrees in writing that such material may remain in the application.

B.	Joint Arising IP -

(i)
[*] shall have the first right, at [*] cost and expense, to assume the responsibility for and control the filing, decision not to file, prosecution, decision not to prosecute, maintenance, or decision not to maintain, including without limitation the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office, in each case in one or more jurisdictions, of Patents that constitute Joint Arising IP. [*] shall keep [*] sufficiently informed of the progress of the preparation, prosecution, and maintenance of Patents that constitute Joint Arising IP so as provide [*] with a reasonable opportunity to provide input regarding preparation, prosecution, and maintenance of such Patents. [*] shall consider diligently, reasonably and in good faith all input received from [*] regarding such prosecution and maintenance. [*] will provide [*] copies of and a reasonable opportunity to review and comment upon the text of the applications and responses to communications received from the United States Patent and Trademark Office relating to Patents that constitute Joint Arising IP. Within a reasonable time of filing, [*] will provide [*] with a copy of each application for a Patent that constitutes Joint Arising IP as filed, together with notice of its filing date and application number. [*] will keep [*] advised of the status of all material communications, actual and prospective filings or submissions regarding Patents that constitute Joint Arising IP, and will give [*] copies of and a reasonable opportunity to review and comment on any such communications, filings and submissions proposed to be sent to any patent office or judicial body. [*] will reasonably consider in good faith [*] comments on the communications, filings and submission for Patents that constitute Joint Arising IP. [*] will cooperate and assist [*] by executing such documents that may be required for [*] to file, prosecute, or maintain Patents that constitute Joint Arising IP.

(ii)
In the event that [*] (a) elects not to assume the responsibility for and control of the preparation, prosecution and maintenance of any Patents that constitute e Joint Arising IP or (b) desires to cease prosecution or maintenance of any Patents that constitute Joint Arising IP, [*] shall provide reasonable prior notice to [*] of such intention to abandon, or in the case of a decision not to prepare or file a Patent that constitute Joint Arising IP, notice of such decision within a reasonable time after the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

decision is made (which notice shall, to the extent possible, be given no later than sixty (60) days prior to the next deadline for any action that must be taken with respect to any such Patent that constitute Joint Arising IP in the relevant patent office, but in no case later than sixty (60) days prior to the final deadline to take an action to avoid withdrawal or abandonment of the Patent at issue). In such case, upon [*] written election provided no later than thirty (30) business days after such notice from [*] , [*] shall have the right to assume prosecution and maintenance of such Patents that constitute Joint Arising IP at [*] cost and expense. If [*] does not provide such election within thirty (30) business days after such notice from [*] , [*] may at its sole discretion, continue prosecution and maintenance of such Patent that constitute Joint Arising IP or discontinue prosecution and maintenance of such Patent that constitute Joint Arising IP, in either event at [*] expense.

C.
Other jointly-owned IP – The Parties may, by mutual agreement, file, prosecute, or maintain, one or more Patents relating to jointly owned Inventions that are not Joint Arising IP. The parties will work in good faith to reach agreement regarding the mechanism by which such Patents may be filed, prosecuted, maintained, defended or enforced.

12.4	Infringement of Patents by Third Parties.

A.
RADIUS IP - In the event that 3M or RADIUS becomes aware of any actual, suspected, threatened, or prospective Competitive Infringement of any RADIUS Arising IP, such Party will notify the other Party promptly, and following such notification, the Parties will confer. RADIUS shall have the sole right, at its sole cost and expense, to control the enforcement of Patents that constitute RADIUS Background IP and RADIUS Arising IP.

B.
Joint Arising IP - In the event that 3M or RADIUS becomes aware of any actual, suspected, threatened or prospective Competitive Infringement of any Joint Arising IP, such Party will notify the other Party promptly, and following such notification, the Parties will confer. During the Term, [*] will have the sole right, but not the obligation, to defend any such action or proceeding or bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense (including, at [*] sole discretion, granting a sublicense, covenant not to sue or other right with respect to a compound or product). At [*] expense, [*] will reasonably assist [*] in any action or proceeding being defended or prosecuted if so requested, and will be named in or join such action or proceeding if requested by [*] . If [*] elects to be represented by legal counsel, [*] will bear all of [*] related and reasonable legal costs and expenses if [*] is required to be named in or joined in such action or proceeding or is joined in such action or proceeding at [*] request. [*] shall defend,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

indemnify and hold [*], its Affiliates, and their respective directors, officers, employees and agents harmless from and against any and all loss or liability for any and all Third Party claims, causes of action, suits, proceedings, losses, damages, fees, fines, penalties, costs and expenses (including without limitation reasonable attorneys’ fees) related to [*] reasonable assistance of [*] in any action or proceeding under this Section 12.4B.

C.
3M Arising IP – In the event that 3M or RADIUS becomes aware of any actual, suspected, threatened or prospective Competitive Infringement of any 3M Arising IP, such Party will notify the other Party promptly, and following such notification, the Parties will confer. 3M shall have the sole right to decide whether to: (i) control the enforcement of Patents that constitute 3M Arising IP, at its sole cost and expense; or (ii) permit RADIUS to control the enforcement of Patents that constitute 3M Arising IP, at RADIUS’s sole cost and expense. For the avoidance of doubt, 3M may, at its sole discretion decide to do neither (i) nor (ii) under this Section 12.4C. In the event that 3M permits RADIUS to control the enforcement of Patents pursuant to clause (ii) of this Section 12.4C, RADIUS shall defend, indemnify and hold 3M, its Affiliates, and their respective directors, officers, employees and agents harmless from and against any and all loss or liability for any and all Third Party claims, causes of action, suits, proceedings, losses, damages, fees, fines, penalties, costs and expenses (including without limitation reasonable attorneys’ fees) related to 3M’s reasonable assistance of RADIUS in any such action or proceeding.

D.	3M shall have the sole right, at its sole cost and expense, to control the enforcement of Patents that constitute 3M Background IP.

E.
For purposes of this Section 12.4, “Competitive Infringement” means any actual or alleged infringing activity by a Third Party with respect to any claims of any Patents that constitute RADIUS Arising IP, 3M Arising IP or Joint Arising IP as it relates to transdermal, intradermal, or microneedle delivery of Compound, PTH, or PTH Related Protein.

F.
Damages - In the event that RADIUS exercises the enforcement rights conferred in this Section 12.4 for Competitive Infringement and recovers any damages, payments or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorney’s fees). If such recovery is insufficient to cover all such costs and expenses of both Parties, the Parties will be paid pro-rata in proportion to the total amount of costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages or other sums recovered, such funds will be shared as follows:

(i)	Enforcement of [*];

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	Enforcement of Joint Arising IP by [*] under Section 12.4B – [*] percent ([*]%) to RADIUS and [*] percent ([*]%) to 3M; and

(iii)	Enforcement of 3M Arising IP by RADIUS under Section 12.4C – [*] percent ([*]%) to RADIUS and [*] percent ([*]%) to 3M.

12.5	Defense and Settlement of Third Party Patent Claims.

A.
Notification - Each Party shall promptly notify the other Party in writing if it becomes aware of any allegation or demand by a Third Party that the activity of either of the Parties or their Affiliates or subcontractor or sublicensee in connection with the Manufacture, offering for sale, sale, possession, import, export or transfer of Compound, Applicator, or and portion of the Product infringes or is likely to infringe on a Patent or other right controlled by such Third Party (each such allegation, a “Patent Claim”).

B.
Cooperation – Promptly after notice of a Patent Claim, the Parties shall cooperate in evaluating the merits of such Patent Claim. The Parties shall jointly evaluate or solicit external legal advice concerning, the validity, enforcement, and non-infringement of the Third Party Patent or other right at issue in such Patent Claim and also discuss and analyze possible responses to such Patent Claim. The Parties may mutually agree to procure the right for the Parties to continue to Manufacture, offer for sale, sell, possess, import, export or transfer Product or Applicator, including by securing any Third Party licenses the Parties deem necessary or desirable to procure such right. In addition, the Parties may consider alternative activities that the Parties reasonably believe may mitigate or eliminate the Patent Claim or otherwise modify the Product or Applicator.

C.
RADIUS shall control the defense of any Patent Claim related to Compound or Product. All decisions with respect to the response and defense of such Patent Claims shall be made by RADIUS, and RADIUS shall promptly inform 3M of all material developments in connection with the Patent Claim learned by RADIUS.

D.
3M shall control, the defense of any Patent Claim related to Patch or Applicator. All decisions with respect to the response and defense of such Patent Claims shall be made by 3M, and 3M shall promptly inform RADIUS of all material developments in connection with the Patent Claim learned by 3M.

E.
Neither Party shall enter into any agreement, settlement or voluntary consent judgment concerning any Patent Claim without the prior written consent of the other Party, such consent not to be unreasonably withheld conditioned or delayed.

F.
Common Interest Disclosures - With regard to any information or opinions disclosed pursuant to this Agreement by one Party to the other Party regarding the prosecution, maintenance, defense or enforcement of 3M Arising IP, RADIUS

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Arising IP or Joint Arising IP, the Parties agree that they have a common legal interest in determining the ownership, scope, validity and/or enforcement of the 3M Arising IP, RADIUS Arising IP or Joint Arising IP, and whether, and to what extent, Third Party Intellectual Property Rights may affect the conduct of the Development, Manufacture and Commercialization of any Product or Applicator, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of Intellectual Property Rights relating to the Development, Manufacture or Commercialization of any Product or Applicator. Accordingly, the Parties agree that all such information and materials obtained by the Parties from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All such information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. No Party will have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor will the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party. To the extent that there are any inconsistencies between this Section 12.5F and any other formalized common interest or joint defense agreements between the Parties relating to the subject matter of this Agreement or the Development Agreement, the terms of those common interest or joint defense agreements between the Parties shall govern common interest issues related to the subject matter of this Agreement or the Development Agreement.

12.6	Licenses.

A.	Development Licenses

(i)
3M Background IP: Development License to RADIUS - Subject to the terms and conditions of this Agreement, and during the Term, 3M hereby grants to RADIUS and its Affiliates, a royalty-free, non-exclusive, non-transferable (except as set forth in Section 17.3), worldwide license, under 3M Background IP, to permit RADIUS to perform RADIUS’ responsibilities under the Development Agreement and this Agreement, including under the Scale-Up Workplan, and to Develop the Product and Applicator in the Territory, and for no other purpose.

(ii)
3M Arising IP: Development License to RADIUS - Subject to the terms and conditions of this Agreement, and during the Term, 3M hereby grants to RADIUS and its Affiliates, a royalty-free, non-exclusive, non-transferable (except as set forth in Section 17.3), worldwide license, under 3M Arising IP, to permit RADIUS to perform RADIUS’ responsibilities under the Development Agreement and this Agreement, including under

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Scale-Up Workplan, and to Develop the Product and Applicator in the Territory, and for no other purpose and subject to the exclusivity provisions in Section 12.1.

(iii)
RADIUS Development License to 3M - Subject to the terms and conditions of this Agreement, and during the Term, RADIUS hereby grants to 3M and its Affiliates a royalty-free, non-exclusive, non-transferable (except to 3M’s Affiliate or in connection with the sale, transfer, or disposal of substantially all of the line of business to which this Agreement pertains), worldwide license under RADIUS Background IP and RADIUS Arising IP, to perform 3M’s responsibilities under the Development Agreement and this Agreement, including under the Scale-Up Workplan, and to Develop the Product and Applicator in the Territory, and for no other purpose.

(iv)
Joint Arising IP: Development License to RADIUS - Subject to the terms and conditions of this Agreement, and during the Term, 3M hereby grants to RADIUS and its Affiliates, a royalty-free, exclusive, non-transferable (except as set forth in Section 17.3), worldwide license, under 3M’s interest in and to Joint Arising IP, to permit RADIUS to perform RADIUS’ responsibilities under the Development Agreement and this Agreement, including under the Scale-Up Workplan, and to Develop the Product and Applicator in the Territory. For the avoidance of doubt, the license under this Section 12.6A(iv) extends only to Development of Product, but for no other purpose and subject to the exclusivity provisions in Section 12.1.

(v)
The licenses under this Section 12.6A are sublicensable to bona fide collaborators, such as licenses, sublicensees, contract research organizations and, after a Technology Transfer, contract manufacturing organizations, but only as necessary for the Development of the Product and Applicator.

B.	Commercialization Licenses to RADIUS

(i)
3M Background IP: Product Commercialization License to RADIUS - Subject to the terms and conditions of this Agreement, and during the Term, 3M hereby grants to RADIUS and its Affiliates an exclusive (even as to 3M and its Affiliates), royalty-bearing non-transferable (except as set forth in Section 17.3), worldwide, sublicensable (through multiple tiers) license, under 3M Background IP, to Commercialize the Product in the Territory and for no other purpose. For avoidance of doubt, the license granted in this Section 12.6B(i) does not grant any rights to make, have made, sell, offer to sell, use, possess, import, export, transfer, or otherwise dispose of or Commercialize any product other than the Product; 3M does

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

not grant any license to any product, process, article of manufacture, machine, composition of matter, improvement of any of the foregoing, or any other Intellectual Property Right or Patent except as to the Product, and 3M further specifically reserves all rights except as to the Product.

(ii)
3M Background IP: Applicator Commercialization License to RADIUS - Subject to the terms and conditions of this Agreement, and during the Term, 3M hereby grants to RADIUS and its Affiliates a royalty-free, exclusive (even as to 3M and its Affiliates), non-transferable (except as set forth in Section 17.3), worldwide, sublicensable (through multiple tiers) license, under 3M Background IP, to Commercialize the Applicator in conjunction with the Product in the Territory, and for no other purpose. For avoidance of doubt, the license granted in this Section 12.6B(ii) does not grant any rights to make, have made, sell, offer to sell, use, possess, import, export, transfer, or otherwise dispose of or Commercialize the Applicator by itself or in conjunction with any product other than the Product. 3M specifically reserves the right to commercialize the Applicator by itself, or in conjunction with any product other than to commercialize the Applicator in conjunction with the Product.

(iii)
3M Arising IP: Product Commercialization License to RADIUS - Subject to the terms and conditions of this Agreement, and during the Term, 3M hereby grants to RADIUS and its Affiliates a royalty-bearing, exclusive (even as to 3M and its Affiliates), non-transferable (except as set forth in Section 17.3), worldwide, sublicensable (through multiple tiers) license, under 3M Arising IP, to Commercialize the Product in the Territory and for no other purpose. For avoidance of doubt, the license granted in this Section 12.6B(iii) does not grant any rights to make, have made, sell, offer to sell, use, possess, import, export, transfer, or otherwise dispose of or Commercialize any product other than the Product; 3M does not grant any license to any product, process, article of manufacture, machine, composition of matter, improvement of any of the foregoing, or any other Intellectual Property Right or Patent except as to the Product, and 3M further specifically reserves all rights except as to the Product.

(iv)
3M Arising IP: Applicator Commercialization License to RADIUS - Subject to the terms and conditions of this Agreement, and during the Term, 3M hereby grants to RADIUS and its Affiliates a royalty-free, exclusive (even as to 3M and its Affiliates), non-transferable (except as set forth in Section 17.3), worldwide, sublicensable (through multiple tiers) license, under 3M Arising IP, to Commercialize the Applicator in conjunction with the Product in the Territory, and for no other purpose. For avoidance of doubt, the license granted in this Section 12.6B(iv) does not grant any rights to make, have made, sell, offer to sell, use, possess,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

import, export, transfer, or otherwise dispose of or Commercialize the Applicator by itself or in conjunction with any product other than the Product. 3M specifically reserves the right to commercialize the Applicator by itself, or in conjunction with any product other than to commercialize the Applicator in conjunction with the Product.

(v)
Joint Arising IP: Commercialization License to RADIUS - Subject to the terms and conditions of this Agreement, and during the Term, 3M hereby grants to RADIUS and its Affiliates, a royalty-free, exclusive, non-transferable (except as set forth in Section 17.3), worldwide license, under 3M’s interest in and to Joint Arising IP, to permit RADIUS to perform RADIUS’ responsibilities under the Development Agreement and this Agreement, including under the Scale-Up Workplan, and to Commercialize the Product and the Applicator in conjunction with the Product in the Territory. For the avoidance of doubt, the license under this Section 12.6B(v) extends only to Development and Commercialization of Product but for no other purpose.

C.
No Implied Rights - No license, sublicense or other right is or will be created or granted hereunder by implication, estoppel or otherwise. Any licenses, sublicenses or rights will be granted only as expressly provided in this Agreement. Neither Party nor any of its Affiliates will use or practice any Inventions or Intellectual Property Rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Agreement.

13.	REPRESENTATIONS AND WARRANTIES

13.1
Each Party represents and warrants to the other that it: (A) has the right to enter into this Agreement; (B) has no obligations to any Third Party which are in conflict with its obligations under this Agreement; (C) has not made nor will it make any commitments to any Third Party or Affiliate that is in conflict with or in derogation of the rights of this Agreement; (D) will observe and comply with all Applicable Law, including with respect to Manufacture and distribution and sale of Product and Applicator; and (E) the person signing this Agreement has the necessary corporate authority to legally bind the applicable Party to the terms set forth herein.

13.2
3M Product and Applicator Warranties – 3M hereby represents and warrants that all Product and Applicator shall: (A) be Manufactured in accordance with, cGMPs; (B) at the time of delivery meet the Specifications for Product or Applicator, as applicable; and (C) not be adulterated or misbranded under the FDCA. 3M shall not be responsible for Product that does not meet Specifications, representations or warranties as a result of the failure of RADIUS supplied Compound to meet the Specifications, representations and warranties established for Compound or if RADIUS has failed to notify 3M of material changes relevant to the Compound pursuant to Section 10.8. RADIUS hereby represents

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and warrants that all RADIUS supplied Compound shall at the time of delivery to 3M meet the specifications set forth in the Regulatory Approval for the Compound.

13.3	Good Title – 3M hereby represents and warrants that, at the time 3M makes Product or Applicator available to RADIUS for shipment, 3M has good title to such Product or Applicator.

13.4
RADIUS Product and Applicator Warranties – RADIUS hereby represents and warrants that it shall: (A) handle and transport the Product and Applicator in accordance with Applicable Law, and (B) use, market, promote and sell the Product and Applicator in accordance with Applicable Law.

13.5
No debarment – Neither Party shall use in any capacity the services of any person who has been debarred pursuant to Section 306 of the FDCA (or similar Applicable Laws outside of the U.S.), or who is the subject of a conviction described in such section, and Each Party shall inform the other Party in writing immediately if it or any person who is performing services for such Party hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Applicable Laws outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party or any person used in any capacity by such Party in connection with its obligations under this Agreement.

13.6
Except as otherwise explicitly set forth herein, each party expressly disclaims to the other party any express or implied warranty related to: (A) the performance or nonperformance of this Agreement; (B) the implied warranties of merchantability and fitness for a particular purpose; (C) any implied warranty arising out of a course of dealing, custom or usage of trade; (D) any representation or warranty of non-infringement of Third Party Intellectual Property; or (E) any other matter or subject arising out of this Agreement.

14.	INDEMNIFICATION

14.1
3M Indemnification – Except as provided in Section 14.2, 3M shall defend and indemnify RADIUS, its Affiliates, and their respective directors, officers, employees and agents against and hold it harmless from any and all loss or liability for any and all Third Party claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney’s fees, costs and disbursements) to the extent arising out of or resulting from: (A) any breach by 3M or its Affiliates, or subcontractors of any of 3M’s representations, warranties and other obligations under Section 13.2, 17.12 or 17.17 of this Agreement; (B) the gross negligence or willful misconduct by 3M or its Affiliates or CMOs or subcontractors or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement; and (C) any personal injury or alleged personal injury to any person to the extent that such personal injury results from 3M’s breach of 3M’s warranty set forth in Section 13.2; provided, however, 3M shall be liable

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to the extent and only to the extent such breach resulted in the harm or injury for which RADIUS seeks indemnification.

14.2
RADIUS Indemnification – Except as provided in Section 14.1, RADIUS shall defend, indemnify and hold 3M, its Affiliates, and their respective directors, officers, employees and agents harmless from and against any and all loss or liability for any and all Third Party claims, causes of action, suits, proceedings, losses, damages, fees, fines, penalties, costs and expenses (including without limitation reasonable attorneys’ fees) to the extent arising out of or resulting from: (A) any breach by RADIUS or its Affiliates, or subcontractors of any of RADIUS’ representations, warranties and other obligations under Section 13.4, 17.12 or 17.17 of this Agreement; (B) the gross negligence or willful misconduct by RADIUS or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement; (C) a claim, allegation, or demand by a Third Party that the Applicator, Compound, or any portion of the Product infringes any patent or other Intellectual Property Right of such Third Party and (D) RADIUS’ or its agent’s handling, transportation, marketing, sale, distribution, use, or testing of Product or Applicator.

14.3
Control of Defense – 3M and RADIUS shall promptly notify each other of any claims for which it seeks indemnification under Sections 14.1 and 14.2 and shall cooperate with the indemnifying Party, at the indemnifying Party’s expense, in connection with the defense and settlement of such claims. The indemnifying Party shall be entitled to control the defense and settlement of any such claim; provided that the indemnifying Party may not settle the claim without the indemnified Party’s prior written consent in the event such settlement materially adversely impacts, or would reasonably be expected to materially adversely impact, the indemnified Party’s rights or obligations. Further, the indemnified Party shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection at its own expense.

15.	LIMITED REMEDY AND LIMITATION OF LIABILITY

15.1
Except as set forth in Section 14.1, RADIUS’ sole remedy for supply of Product or Applicator that fails to conform to the warranty provided by 3M in Section 13.2 (except in cases that such failure to conform results from use of Compound that, at the time of delivery to 3M and/or a CMO (other than due to the actions or inactions of 3M and/or CMO), fails to conform to the Specifications for the Compound), including with respect to Product or Applicator that has a Latent Defect, shall be at RADIUS’ sole election: (A) replacement (provided that replacement is in full lot quantities) or refund of such Product; and (B) refund for the actual cost of Compound used in such Product.

15.2
EXCEPT IN CONNECTION WITH SECTION 12.1 AND TO THE EXTENT A PARTY IS REQUIRED UNDER SECTION 14.1 OR 14.2 TO INDEMNIFY THE OTHER PARTY IN RESPECT OF SUCH DAMAGES CLAIMED BY A THIRD PARTY AND EXCEPT FOR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 11 OR IN THE CASE OF

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY KIND OF LOST PROFITS, REVENUE OR BUSINESS, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES. THIS LIMITATION ON LIABILITY APPLIES TO ANY CLAIM REGARDLESS OF THE THEORY OF LAW, INCLUDING, BUT NOT LIMITED TO, BREACH OF CONTRACT, BREACH OF WARRANTY, TORT OR STRICT LIABILITY.

16.	INSURANCE

16.1
During the Term, RADIUS and 3M will maintain a liability insurance program (which may include self-insurance, premium and excess policies) covering such risks (including, but not limited to products liability and contractual liability) as are appropriate in accordance with the sound business practice and each Party’s obligations under this Agreement, including, but not limited to, at least the following liability coverage and limits:

PRODUCT LIABILITY:     $10,000,000 per occurrence and in the annual aggregate; and
GENERAL LIABILITY: $10,000,000 per occurrence and in the annual aggregate.
3M shall also maintain errors and omissions insurance coverage with liability coverage of at least $10,000,000 per occurrence and in the annual aggregate.
Each party shall also maintain any mandatory insurance, including but not limited to, workers compensation coverage, in accordance with Applicable Law.
At the request of one Party, the other Party shall provide the other with a certificate of insurance evidencing the existence of the necessary coverage on an annual basis. Failure to request such a certificate will not relieve the Party of its obligations under this Section 16.

17.	MISCELLANEOUS

17.1
Events of Excused Performance - Neither RADIUS nor 3M shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, earthquake, war whether declared or not, accident, labor strike or labor disturbances, sabotage, transportation strike or interference, order or decrees of any court or action of governmental authority (each, a “Force Majeure Event”); provided, however, that the Party seeking relief under this Section 17.1 shall immediately notify the other Party as soon as practicable and provided diligent efforts are made to resume performance as quickly as possible. If the Force Majeure Event shall

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

continue unabated for ninety (90) days, then RADIUS shall have the right to (A) initiate Technology Transfer pursuant to Section 6.8 at RADIUS’ expense and (B) terminate this Agreement immediately.

17.2
Notices – Except as otherwise provided herein, any notice or other communications sent or delivered hereunder shall be in writing and shall be effective if hand delivered or if sent by express delivery service or certified or registered mail, postage prepaid or by facsimile transmission.

If to 3M to:
3M Drug Delivery Systems Division of 3M Company
3M Center Building 275-3E-10
St. Paul, MN 55144-1000
Attention: Division President
With a copy to Legal Affairs at the above address.
If to RADIUS to:
RADIUS HEALTH, INC.
950 Winter Street
Waltham, MA 02451
Attention: General Counsel
or to such address as a Party shall hereafter designate by notice to the other Party. A notice shall be deemed to have been given on the date of delivery to the Party.

17.3
Assignability – This Agreement may be assigned by either Party by prior written consent of the other Party, provided however that such consent will not be unreasonably withheld, conditioned or delayed. Either Party may assign this Agreement to an Affiliate of that Party, without prior written consent of the other Party, provided that such an Affiliate assignee has the ability to perform the rights and duties of the assignor. Further, each Party may, without prior written consent of the other Party, assign this Agreement and its rights and obligations under this Agreement to a successor in connection with the merger, acquisition, consolidation, change in control, or reorganization of such Party or sale of all or substantially all of such Party’s assets or that portion of its business to which this Agreement relates. Any assignment or attempted assignment in violation of this Section 17.3 will be void.

17.4
Waiver – The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall not affect the right of such aggrieved Party to require future performance of that provision, and any waiver by either Party of any breach of any provision of this Agreement must be in writing to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.5
Relationship of Parties – Nothing contained in this Agreement shall create a partnership or joint venture between the Parties, and the Parties shall at all times be considered independent contractors. Except as specifically provided herein, neither of the Parties shall hold itself out as the agent of the other, nor shall either of the Parties incur any indebtedness or obligation in the name of, or which shall be binding on the other, without the prior written consent of the other. No employees or agents of either Party shall be deemed employees or agents of the other Party.

17.6	Governing Law/Venue – The Parties consent to and this Agreement shall be construed the Delaware law, excluding any conflicts or choice of law provision to the contrary.

17.7
3M and RADIUS agree to resolve any questions, claims, disputes, or litigation in any way arising from or relating to this Agreement, its negotiation, performance, termination, alleged breach, or any rights or remedies sought therefore (collectively and individually, a “dispute”), exclusively by the following sequence of dispute resolution methods:

A.	in-person, good faith negotiations between senior executives of the Parties authorized to fully resolve the matter over a period of not less than thirty (30) days; and

B.	to the extent any dispute is not fully resolved pursuant to Section 17.7A, and as a last resort only, either Party may commence litigation in a federal court of competent jurisdiction in Delaware.

17.8
In the event of litigation, each Party consents to the exclusive and personal jurisdiction of the specified courts. Nothing in this Section 17.8 shall preclude a Party from taking any action reasonably necessary to prevent immediate and irreparable harm to that Party; provided, however, that the Party taking any such action shall do so in the court specified in Section 17.7B and such Party after taking such action remains obligated to resolve the underlying claim or dispute giving rise to such action by means of the dispute resolution methods of Section 17.7.

17.9
Waiver of Jury Trial - IN THE EVENT OF LITIGATION, EACH PARTY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

17.10
Entire Agreement/Interpretation – This Agreement, the Quality Agreement and the Development Agreement constitute the entire understanding of the Parties hereto, and cancel and supersede, all previous agreements between the Parties, with respect to the matters contained herein. In the event of a conflict between this Agreement and any other agreement between the Parties, this Agreement shall prevail. No modification of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

this Agreement or terms or conditions hereof shall be binding upon a Party unless approved in writing by an authorized representative of each of the Parties. This Agreement has been prepared jointly and shall not be strictly construed against a Party. For the avoidance of doubt, this Agreement and the transactions contemplated hereby do not amend, restate, supplement or otherwise modify any of the terms or conditions of any other agreement between the Parties, including the Development Agreement.

17.11
Partial Invalidity – In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible or significantly frustrated and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the Parties.

17.12
Except as required by Applicable Law and subject to regulatory requirements relating to identification of a manufacturer on Product and Applicator packaging, RADIUS will make no use whatsoever of the 3M name or its trademarks to sell or promote Product and Applicator without the prior written approval of 3M. The decision to grant or withhold such approval is within the sole discretion of 3M. Except as required by Applicable Law, RADIUS will not use or reproduce any of 3M’s name or trademarks in any manner without prior written approval of 3M. Except as required by Applicable Law, 3M will not use or reproduce any of RADIUS’ name or trademarks in any manner without prior written approval of RADIUS. Any press releases 3M may wish to make with respect to the Product or Applicator or that uses RADIUS’ name or trademarks shall be subject to advanced approval by RADIUS. To the extent any press releases RADIUS may wish to make with respect to the Product uses the 3M name or its trademarks, such press releases shall be subject to advanced approval by 3M solely with respect to the use of such 3M name or its trademarks. Either Party may subsequently publicly disclose any information in the same form as previously contained in any approved press release without further approval by the other Party, but for the avoidance of doubt, any public disclosure that includes either Party’s name or trademark that is not in the same form as a previously approved disclosure requires the prior written approval of the other Party. Each Party shall use commercially reasonable efforts to seek the other Party’s approval of such disclosures with at least five (5) Business Days’ notice.

17.13	Headings – The headings of the articles or sections of this Agreement are for the convenience of the Parties only and shall not be deemed a substantive part of this Agreement.

17.14
Execution – This Agreement may be executed by counterparts and by transmission of separately signed signature pages to the other Parties, and if required by either Party, followed by mail of the originals.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.15
Survivorship – Any of the provisions of this Agreement that are expressed or implied to survive the expiration or termination of this Agreement shall remain in full force and effect pursuant to their terms upon expiration or termination of this Agreement, including without limitation: (A) Sections 4.4A, 4.4C, 12.3B, 12.4B and 12.6 (each of the foregoing Sections pursuant to a Technology Transfer and subject to Section 6.8); (B) Sections 4.4D, 4.4E, 6.4, 6.7, 6.8, 7.10 (to the extent expressly stated therein), 10.5, 10.7, and 12.2; (C) Sections 7.7, 7.8, and 7.9 (each of the foregoing Sections with respect to the final calendar quarter of the Term and sell-off period under the last sentence of this Section 17.15); and (D) Articles 1 (to the extent necessary to give effect to other surviving provision), 11, 13, 14, 15, and 17. All other rights and obligations of the Parties under this Agreement shall cease upon expiration or termination of this Agreement. Upon the early termination of this Agreement (other than as set forth in Section 6.8), RADIUS, its Affiliates and its (sub)licensees may sell any works-in-progress and inventory of Product and/or Applicators that exist as of the effective date of termination or that are delivered to RADIUS post-termination pursuant to Section 6.7, provided that (i) RADIUS makes the applicable royalty payments for Product to 3M (pursuant to Section 7.8), and (ii) RADIUS, its Affiliates and (sub)licensees sell all such Product and/or Applicators within [*] after the effective date of termination.

17.16
Bankruptcy - All licenses and rights to licenses granted under or pursuant to this Agreement by 3M to RADIUS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that RADIUS, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. 3M (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by RADIUS or its Affiliates of its rights and licenses to such intellectual property in accordance with this Agreement. The foregoing provisions are without prejudice to any rights RADIUS may have arising under the Bankruptcy Code or other Applicable Law.

17.17
Compliance – Each of RADIUS and 3M Company, acting through its Drug Delivery Systems Division, and 3M IPC represents, warrants and covenants that such Party and its Representatives will perform all of such Party’s obligations under this Agreement in compliance with all Applicable Law. Each Party further represents and warrants that neither it nor its Representatives will take any action that might cause the other Party to violate any Applicable Law. Each Party will advise the other Party immediately if it learns, or has any reason to know, of: (A) any violation of any Applicable Law by such Party or its Representatives that occurred or may have occurred in performing such Party’s obligations under this Agreement; or (B) any failure of such Party or any of its Representatives to comply with such Party’s obligations under this Section 17.17.

[signature page is the next page]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, authorized representatives for each of the Parties hereto have caused this Agreement to be duly executed in duplicate as of the date and year above stated.
ACCEPTED AND AGREED TO:
3M COMPANY
Signed: /s/ Silvia M. Perez
Dated: 02/27/2018
Silvia M. Perez
3M Drug Delivery Systems President and General Manager
3M INNOVATIVE PROPERTIES COMPANY
Signed: /s/ Ted Ringsred
Dated: February 27, 2018
Printed: Ted Ringsred
Title: Secretary
RADIUS HEALTH, INC.
Signed: /s/ Jose Carmona
Dated: February 27, 2018
Printed: Jose Carmona
Title: Chief Financial Officer

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A
Scale-up Workplan

EXHIBIT A
WORK PLAN SUMMARY

Objective

This work plan covers the development of the ABALOPARATIDE-sMTS drug product from the current configuration through manufacture of Phase III clinical supplies at 3M. [*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B
CMO Start-up Fees Schedule (Non-Binding Estimate)

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C
Material Terms of 3M-CMO Contracts with respect to Product and Applicator (batch cancellation fees/early termination fees, etc.)

Agreement with Product CMO (i.e., Patheon):
Termination Fees (for clarity, [*]):

1.	If the Product CMO agreement is terminated prior to [*].

2.	If the Product CMO agreement is terminated following [*].

3.	If the Product CMO agreement is terminated following [*].

4.	If the Product CMO agreement is terminated following [*].

5.	The termination fees are considered liquidated damages for reduced supply of Product from Patheon to 3M and 3M’s customer and will not be considered a penalty.

6.	The above fees are in addition to fees associated with refunding Product CMO for [*], and other similar fees associated with the termination or expiration of the Product CMO agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

Pricing ([*])
D.1    “[*]

D.2    The initial supply price for Product as of the Effective Date is based on [*] (the “Pricing Factors”). For clarity, the Pricing Factors will not include any cost of capital equipment or depreciation expenses related to any equipment or capital that RADIUS pays for or reimburses 3M for under this Agreement.
D.3    As of the Effective Date, the initial, [*] supply price for the Product (without the Applicator) is as set forth in the table below. For clarity, such [*] supply price is expected to [*] in accordance with the provisions of this Exhibit D based upon (i) finalization of the Pricing Factors and (ii) [*] being responsible for paying the costs of [*] of this Agreement. The initial [*] supply price is based on Ex Works shipping terms (Incoterms 2010).

Annual Volume (Product)	Estimated Price
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

D.4    RADIUS acknowledges that, as of the Effective Date, 3M has not negotiated or executed a commercial supply agreement for the Applicator. The initial price for the Applicator will be provided to RADIUS within [*] after the execution of the commercial supply agreement with the Applicator CMO and will be based on Ex Works shipping terms (Incoterms 2010) and is expected not to exceed [*] Dollars ($[*]) per unit for volumes greater than [*] units per Calendar Year.
D.5    Promptly following [*] of the [*] for the Product and Applicator, as applicable, (and in any event, within thirty (30) days after the date of each such [*]),[*] will adjust (increase or decrease) the pricing for the Product within the volume based tiers and the pricing for the Applicator, as applicable, solely to the extent necessary for [*] for the Product and/or Applicator, based on [*] in accordance with Section 1.29 of this Agreement. 3M will use Commercially Reasonable Efforts to (a) minimize cost increases for the Product and the Applicator. The [*] adjusted pricing for the Product and Applicator, as applicable, will be used to establish pricing

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

for the Product and Applicator, as applicable, for the subsequent Calendar Year, based on RADIUS’ forecasted volume for such subsequent Calendar Year. Thereafter, no later than [*] of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

each Calendar Year, [*] and provide written notice to RADIUS of any adjustments (increases or decreases) to the supply price tiers in the case of Product and adjusted price in the case of Applicator (“Adjusted Prices”), solely to the extent necessary to [*], as applicable, based on [*] in accordance with Section 1.29 of this Agreement. 3M will reconcile the prices charged to RADIUS during the previous year with the Adjusted Prices considering RADIUS actual volume purchased and issue (i) a report detailing the foregoing reconciliation and (ii) either a credit or an invoice for any deviations from actual amounts invoiced for the Product and Applicator, as applicable, in the prior Calendar Year under the appropriate Adjusted Price for the Product and for the Applicator. The Adjusted Prices for the Product and Applicator, as applicable, based on the foregoing reconciliation process will be implemented beginning in [*] of each Calendar Year.
D.6    The JMC will review and approve proposals to share economics on an equitable basis based on cost-out programs (e.g., if 3M invests resources in a cost-out program for the Product or Applicator, [*] to share the benefits of such cost-out program with RADIUS).
D.7    Prior to the Effective Date, 3M has provided RADIUS with an estimated detailed [*] expected as of the Effective Date for the Product at the various volume tiers. In the event that, prior to First Commercial Sale of the Product, [*]. 3M commits to provide RADIUS with the [*] at the time it is available, and no later than [*].
D. 8    Any adjustments to pricing for Product and Applicator pursuant to this Exhibit D may be audited on behalf of RADIUS in accordance with Section 7.10 (mutatis mutandis).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

Amendment To Development Agreement

•SIXTH AMENDMENT TO DEVELOPMENT AND CLINICAL SUPPLIES AGREEMENT

This Sixth Amendment (“Amendment”) is entered into as of February 27, 2018 by and among 3M Company, a Delaware company, acting through its Drug Delivery Systems Division, having a principal place of business at 3M Center, St. Paul, Minnesota 55144 (“3M Company”), and 3M Innovative Properties Company, a Delaware company, having a principal office at 3M Center, St. Paul Minnesota 55144 (“3M IPC”), (3M COMPANY and 3M IPC collectively “3M”), on the one hand, and Radius Health, Inc., a Delaware company having a principal office at 950 Winter Street, Waltham, MA 02451 (hereinafter “RADIUS”), on the other hand, and amends the Development and Clinical Supplies Agreement dated June 19, 2009, as amended by the Amendment dated as of December 31, 2009, the Second Amendment dated as of September 16, 2010, the Third Amendment dated as of September 29, 2010, the Fourth Amendment dated as of March 2, 2011 and the Fifth Amendment dated as of November 30, 2012 (hereinafter, the “Agreement”). Capitalized terms used in this Amendment and not defined herein are used with the meanings ascribed to them in the Agreement.

RECITALS:

WHEREAS, the Parties have entered into a Scale-Up and Commercial Supply Agreement on February 27, 2018 (the “Commercial Supply Agreement”); and

WHEREAS, the Parties desire to enter into this Amendment to extend the term of the Agreement and to amend the intellectual property provisions of the Agreement.

NOW, THEREFORE, in consideration of the Recitals (which are incorporated herein) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.Article 7 (Intellectual Property) shall be deleted, and the terms and conditions set forth in Article 12 of the Commercial Supply Agreement are hereby incorporated by reference (mutatis mutandis) and shall be effective as if fully set forth herein. Article 1 of the Agreement shall be amended to add the relevant defined terms from Article 1 of the Commercial Supply Agreement that are used in Article 12 of the Commercial Supply Agreement (mutatis mutandis) and shall be effective as if fully set forth herein. For clarity, the Parties acknowledge and agree that all of the intellectual property provisions (including, without limitation, definitions, inventorship, allocation of ownership, prosecution and enforcement rights) in the Agreement shall be construed, and the respective rights of the Parties shall be determined, in accordance with Article 12 of the Commercial Supply Agreement (mutatis mutandis).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2. Section 11.1 shall be deleted and replaced in its entirety as follows:

11.1
The Agreement shall become effective on the Effective Date, and unless earlier terminated pursuant to this Article 11, shall remain in effect until the tenth (10th) anniversary of the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement will automatically renew for successive additional one (1) year terms (collectively with the Initial Term, the “Term”) until the earliest of (a) the expiration or termination of the Commercial Supply Agreement, (b) the mutual written agreement of the Parties, or (c) prior written notice by a Party to the other Party at least ninety (90) days prior to the end of the then-current Term that such Party declines to extend the Term.

3.Section 12.8 shall be deleted and replaced in its entirety as follows:

•
12.8    Notices – Except as otherwise provided herein, any notice or other communications sent or delivered hereunder shall be in writing and shall be effective if hand delivered or if sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission.

If to 3M to:
3M Drug Delivery Systems Division of 3M Company
3M Center Building 275-3E-10
St. Paul, MN 55144-1000
Attention: Division President
With a copy to Legal Affairs at the above address.
If to RADIUS to:
RADIUS HEALTH, INC.
950 Winter Street
Waltham, MA 02451
Attention: General Counsel
or to such address as a Party shall hereafter designate by notice to the other Party. A notice shall be deemed to have been given on the date of delivery to the Party.
4.Except to the extent expressly amended by this Amendment, all of the terms, provisions and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect. The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Amendment.

5.This Amendment may be executed in counterparts, each of which will be deemed an original with all such counterparts together constituting one instrument.

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date set forth above.

3M COMPANY
Signed:
Printed:
Title:
3M INNOVATIVE PROPERTIES COMPANY
Signed:
Printed:
Title:
RADIUS HEALTH, INC.
Signed:
Printed:
Title:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.